   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                         DIRECT HIT TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7375                                   04-3417999
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                           --------------------------

                         DIRECT HIT TECHNOLOGIES, INC.
                        888 WORCESTER STREET, SUITE 340
                         WELLESLEY, MASSACHUSETTS 02482
                                 (781) 235-7570
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

             MICHAEL CASSIDY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         DIRECT HIT TECHNOLOGIES, INC.
                        888 WORCESTER STREET, SUITE 340
                         WELLESLEY, MASSACHUSETTS 02482
                                 (781) 235-7570
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

             MARK J. MACENKA, ESQ.                            MARK L. JOHNSON, ESQ.
            JOHN M. MUTKOSKI, ESQ.                          RICHARD G. COSTELLO, ESQ.
            DANIEL L. FURMAN, ESQ.                           FOLEY, HOAG & ELIOT LLP
        TESTA, HURWITZ & THIBEAULT, LLP                      ONE POST OFFICE SQUARE
                125 HIGH STREET                            BOSTON, MASSACHUSETTS 02109
          BOSTON, MASSACHUSETTS 02110                            (617) 832-1000
                (617) 248-7000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                          AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                   OFFERING PRICE (1)    REGISTRATION FEE
Common Stock, $.001 par value...............................    $57,500,000.00         $15,180.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price attributable to shares that the underwriters have the option to purchase from the registrant solely to cover over-allotments, if any.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: (a) one prospectus to be used in connection with an offering in the United States and Canada and (b) one prospectus to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are identical in all respects except for the front cover page and the "Underwriting" section. The front cover page and the "Underwriting" section of the international prospectus are included immediately before Part II of this registration statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999

                      [DIRECT HIT TECHNOLOGIES, INC. LOGO]

                                        SHARES

                                  COMMON STOCK

    Direct Hit Technologies, Inc. is offering       shares of its common stock.
This is our initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DHIT." We anticipate that the
initial public offering price will be between $         and $         per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ---------
Public Offering Price.......................................  $           $
Underwriting Discounts and Commissions......................  $           $
Proceeds to Direct Hit......................................  $           $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an
additional         shares of common stock to cover over-allotments.
                            ------------------------

ROBERTSON STEPHENS

          THOMAS WEISEL PARTNERS LLC

                     SOUNDVIEW TECHNOLOGY GROUP

                               WIT CAPITAL CORPORATION

               The date of this prospectus is             , 2000

                            [DESCRIPTION OF ARTWORK]

[Inside front cover of prospectus:

        The inside front cover includes a graphic representing our OEM customers. Our logo appears in the center of the graphic. Emanating from our logo are the logos of our OEM customers.]

[Inside gatefold:

        The inside gatefold includes a graphic representing our technology and its application. The graphic is comprised of a symbol depicting our Popularity Engine with symbols for our three product categories layered above the Popularity Engine. These three product categories are our Popularity-based Search product, our Popularity-based Shopping product, and other products. Within our Popularity-based Search product are depicted our Internet Search Engine, Related Searches, Personalized Search, and Directory-based Search. A graphic of the Web and Web users is depicted above the product categories. We show a continuous circle of popularity data emanating from the Web and feeding back to our Popularity Engine.

        One statement appears with the graphic as follows:

        Our Popularity Engine, which is the core of our solution, anonymously compiles and automatically captures and processes the activity of online users. We use our popularity-based technology to aggregate and organize online content to enable users to quickly find relevant and accurate information. We have targeted Internet search as the first application of our Popularity Engine. We have launched a Popularity-based Search product, including our Internet Search Engine, Related Searches, Personalized Search and Directory-based Search components, and a Popularity-based Shopping product. Our content-independent technology is well suited to provide accurate and relevant information to users of large, dynamic collections of information, such as the World Wide Web, and we intend to deploy our technology across other applications as well.]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "DIRECT HIT," "WE," "US" AND "OUR" REFER TO DIRECT HIT TECHNOLOGIES, INC.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Use of Proceeds.............................................     14
Dividend Policy.............................................     14
Capitalization..............................................     15
Dilution....................................................     16
Selected Financial Data.....................................     17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     18
Business....................................................     24
Management..................................................     36
Certain Transactions........................................     42
Principal Stockholders......................................     44
Description of Capital Stock................................     46
Shares Eligible for Future Sale.............................     49
Underwriting................................................     51
Legal Matters...............................................     53
Experts.....................................................     53
Additional Information......................................     54
Index to Financial Statements...............................    F-1

                            ------------------------

    Direct Hit, Personalized Search, Popularity-based Search, Popularity-based Shopping, Popularity Engine, Related Searches, our slogan "One Search Engine. Millions of Minds." and our logo are our trademarks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS WILL NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND REFLECTS THE CONVERSION OF ALL OF OUR OUTSTANDING PREFERRED STOCK INTO COMMON STOCK, WHICH WILL OCCUR UPON THE CLOSING OF THIS OFFERING.

                            DIRECT HIT TECHNOLOGIES

OUR BUSINESS

    Founded on April 27, 1998, Direct Hit is a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. The core of our solution, which we call our Popularity Engine, anonymously compiles information collected from the online activity of users. By automatically capturing the experience of online users and applying our popularity-based technology, our solution provides users with a list of information, products or services ranked according to the preferences of previous users. From online product catalogs to the World Wide Web, our proprietary technologies can be applied to a variety of online data sets either as stand-alone solutions or as core complements to existing technology. We have targeted Internet search as our first application for the Popularity Engine and we have launched an e-commerce product based on the Popularity Engine. We intend to expand the application of our popularity-based technology into such areas as corporate online databases, news feeds and yellow pages.

OUR MARKET

    While the Internet is attracting new users at a rapid pace, the volume and diversity of information, products and services available over the Internet is also increasing dramatically. International Data Corporation predicts that the number of Web pages will grow from 925 million in 1998 to 13 billion by 2003, including separate Web pages within individual Web sites. At the same time, Internet users are increasingly seeking information from multiple online sources such as e-commerce sites, news sites, corporate sites, archives and specialty vertical sites. As a result, users are now spending more time at Web search sites than at almost any other Web site category. According to Media Metrix, the average Internet user spent approximately 90 minutes at search engine sites in October 1999, second to 110 minutes at news, information and entertainment sites.

    Traditional methods for aggregating and organizing online information for user navigation often fail to meet users' needs. Word-matching techniques, which generally compare the keywords in the search request with words found in a database, often yield an overwhelming volume of irrelevant search results and are subject to manipulation by Web site authors. Editor-based methods, which require a staff of editors to manually review and categorize online content in a database, often result in incomplete and outdated information covering only a small portion of the content available online. Even when used in tandem, these methods often generate an unmanageably large set of irrelevant results or incomplete and outdated information.

OUR PRODUCTS

    We provide a popularity-based solution that enables users of online content to find more relevant information, products and services more easily across a wide variety of sources. Each of our products is powered by our proprietary Popularity Engine to determine the relevancy ranking of online content. Our Popularity Engine is:

    - extremely responsive to new and changing information, keeping listings current based on changing user preferences;

    - content independent, enabling our products to organize many types of data, including multiple languages, still images, video and music;

    - scalable to accommodate large collections of online information and millions of users;

    - capable of reflecting user preferences based on age, gender and geographic location; and

    - easy to use, since it does not require users to acquire any new skills or employ complex query techniques.

    Our Popularity-based Search product was selected as FORBES' Favorite Search Engine in September 1999. Our products have also earned recognition in industry awards received by our OEM customers, including CNET 1999 Editors' Choice awarded to HotBot in April 1999 and PC MAGAZINE 1999 Editors' Choice awarded to HotBot in September 1999.

OUR CUSTOMERS

    Our popularity-based solution may be found on our OEM customers' Web sites and on our Web site. The following is a list of our 22 OEM customers as of November 30, 1999:

About.com
Apple Computer
AT&T WorldNet
Catcha.com
GeneralSearch.com
Go2Net
HotBot (Wired Digital/Lycos)
ICQ (AOL)
Infoseek
InfoSpace.com
LookSmart

Lycos
mainCampus.com
Microsoft (MSN)
Pinault-Printemps-Redoute
Punto (Portal Srl)
SavvySearch
Scandinavia Online
SimpleSearch
UKMax.com (Hollinger Digital)
Zap
ZDNet

OUR ADDRESS

    Our executive offices are located at 888 Worcester Street, Suite 340, Wellesley, Massachusetts 02482, and our telephone number is (781) 235-7570. Our Web site is located at WWW.DIRECTHIT.COM. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by Direct Hit........        shares
Common stock to be outstanding after the
  offering................................        shares
Use of proceeds...........................        For sales and marketing and research and
                                                  development expenditures, and for working
                                                  capital and other general corporate
                                                  purposes.
Proposed Nasdaq National Market symbol....        DHIT

    The number of shares of common stock outstanding after this offering is based on shares of common stock outstanding as of November 30, 1999. This calculation:

    - includes 10,942,676 shares of common stock to be issued upon the conversion of our shares of preferred stock outstanding as of November 30, 1999; and

    - excludes 1,252,646 shares of common stock issuable upon exercise of all options outstanding under our 1998-A Stock Option Plan as of November 30, 1999 with a weighted average exercise price of $1.60 per share.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables set forth summary financial data for our company. The summary balance sheet data as of September 30, 1999 are presented on:

    - an actual basis,

    - on a pro forma basis to give effect to the conversion of our preferred stock upon completion of this offering, and

    - on a pro forma as adjusted basis to give effect to our sale of shares of common stock in this offering at an assumed initial public
      offering price of $     per share, after deducting the estimated
      underwriting discounts and commissions and offering expenses payable by us.

    You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                               PERIOD FROM
                                                                INCEPTION
                                                            (APRIL 27, 1998)       NINE MONTHS
                                                                 THROUGH              ENDED
                                                            DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                            -----------------   ------------------
STATEMENT OF OPERATIONS DATA:
Revenues:
OEM.......................................................       $  175              $   805
Advertising...............................................           --                   57
    Total revenues........................................          175                  862
Gross profit..............................................          124                  501
Operating loss............................................         (820)              (3,189)
Net loss..................................................         (792)              (2,930)
Basic and diluted net loss per common share...............       $(0.45)             $ (0.88)
Shares used to compute basic and diluted net loss per
  common share............................................        1,773                3,330
Pro forma basic and diluted net loss per common share.....       $(0.12)             $ (0.26)
Shares used to compute pro forma basic and diluted net
  loss per common share...................................        6,705               11,092

                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $16,427     $16,427
Working capital.............................................   25,869      25,869
Total assets................................................   28,049      28,049
Total convertible preferred stock...........................   29,651          --
Total stockholders' equity..................................   27,037      27,037

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND COULD CAUSE YOU TO LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES.

    We were organized in April 1998 and first sold our products in August 1998. Our limited operating history makes it difficult for investors to evaluate our future prospects. Additionally, investors must consider the challenges, risks and uncertainties frequently encountered by early-stage companies using new and unproven business models in new and rapidly evolving markets. These challenges include our ability to:

    - generate sufficient revenues to achieve and maintain profitability;

    - manage growth in our operations;

    - attract and retain customers cost-effectively;

    - attract and retain key personnel;

    - develop and renew strategic relationships;

    - access additional capital when required; and

    - increase brand recognition.

    We cannot be certain that we will successfully address these and other challenges, risks and uncertainties or that our business model will be successful.

WE ANTICIPATE OUR HISTORY OF LOSSES WILL CONTINUE, WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK.

    Since we began operations, we have incurred substantial operating losses in every fiscal period. We believe that we will continue to incur operating losses for the foreseeable future and that the rate at which we will incur such losses will increase significantly from current levels. As of September 30, 1999, we had an accumulated deficit of $3.7 million. We incurred net losses of $2.9 million for the nine months ended September 30, 1999. We intend to substantially increase our costs and operating expenses related to:

    - employing additional personnel as our business expands;

    - researching and developing new products;

    - developing new and expanding existing customer relationships; and

    - intensifying our brand development efforts through advertising and other marketing activities.

    Because we will spend these amounts before we receive any incremental revenues from these efforts, our losses will be greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive or less effective than we currently anticipate, which would further increase our losses.

DISAPPOINTING QUARTERLY REVENUES OR OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO FALL.

    Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of securities analysts or investors, the price of our common stock could fall substantially. Our quarterly revenues and operating results have fluctuated significantly in the past and may fluctuate significantly in the future due to a variety of factors, including:

    - fluctuations in the number of visitors to the Web sites of our customers and our Web site;

    - the uncertainty and timing of closing major new accounts;

    - the timing and effectiveness of our advertising and promotions;

    - the amount and timing of our operating costs and capital expenditures;

    - introductions by our competitors of new or enhanced products, services or Web sites; and

    - changes in our management team and key personnel.

    Most of our expenses, including employee salaries and rent, are relatively fixed. In addition, our expense levels are based, in part, on our expectations of future revenue increases. As a result, any shortfall in revenues in relation to our expectations could cause a significant decline in our operating results from quarter to quarter.

OUR CURRENT AND EXPECTED METHODS OF GENERATING REVENUES ARE RELATIVELY NEW AND LARGELY UNTESTED.

    Substantially all of our total revenues for the period from inception
(April 27, 1998) through December 31, 1998, and 93% of our total revenues for the nine months ended September 30, 1999, were generated through revenues from OEM customers, which include per-query fees and advertising revenue sharing arrangements with OEM customers. In addition, although we have not generated any revenues through the facilitation of e-commerce, we expect to generate a portion of our future revenues through the facilitation of e-commerce. We facilitate e-commerce by directing shoppers to e-commerce merchants, some of whom compensate us for the referral. These methods of revenue generation are new and untested.

    Revenues from Internet advertising will make up a significant amount of our revenues for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media. Advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Internet if they believe that Internet advertising is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. Our business could be materially harmed if Internet advertising does not continue to grow or if we are unsuccessful in increasing our advertising revenues.

WE MAY FAIL TO COMPETE EFFECTIVELY IN OUR MARKETS, WHICH COULD RESULT IN LOWER REVENUES OR LOSS OF MARKET SHARE.

    Our markets are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. If we fail to compete effectively, our revenues could decline, we could lose market share and the price of our stock could decline. Our ability to compete depends on many factors, many of which are outside of our control. These factors include the ease of use and performance of online services, the timing and market acceptance of new and enhanced online services, and sales and marketing efforts by us and our competitors.

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, customers, advertisers and e-commerce merchants and consumers. A more detailed discussion regarding the competition we face is included in this prospectus under the heading "Business--Competition."

IF WE DO NOT MANAGE GROWTH EFFECTIVELY, OUR BUSINESS WILL BE MATERIALLY HARMED.

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. If we do not manage growth effectively, our business will be materially harmed. The number of our employees increased from 9 on December 31, 1998 to 51 on November 30, 1999. We expect that the number of our employees will continue to increase for the foreseeable future. We must continue to improve our operations, financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that we will be able to manage any growth effectively.

IF WE ARE UNABLE TO ADAPT TO RAPID TECHNOLOGICAL CHANGE, OUR CUSTOMERS MAY FOREGO THE USE OF OUR PRODUCTS AND USE THOSE OF OUR COMPETITORS.

    To remain competitive, we must continue to enhance and improve the functionality and features of our products. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our products that are based on our existing proprietary technology may be rendered obsolete. Our future success will depend on our ability to:

    - enhance our existing products;

    - internally develop or license from third parties new products, services and technologies; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

OUR ABILITY TO INCREASE OUR CUSTOMER BASE AND OUR REVENUES DEPENDS ON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL.

    If we were to lose the services of any of our executive officers or key employees, many of whom joined us in 1999, we might not be able to increase our customer base and our revenues. Any executive officer can terminate his or her relationship with us at any time. We also do not have "key person" life insurance policies covering any of our employees.

OUR ABILITY TO INCREASE OUR CUSTOMER BASE AND OUR REVENUES DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN OTHER QUALIFIED EMPLOYEES IN THE FUTURE.

    Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation to such personnel than we currently anticipate. If we fail to attract and retain sufficient numbers of highly skilled employees, we may be unable to attract customers and increase our revenues.

OUR FAILURE TO EXPAND OUR SALES FORCE AND THE NUMBER OF OUR OEM CUSTOMERS WOULD ADVERSELY AFFECT OUR REVENUE GROWTH AND FINANCIAL CONDITION.

    To increase our revenues, we must increase the size of our sales force and the number of our OEM customers. We may be unable to increase the number of our OEM customers. In addition, there is intense competition for sales personnel in our business, and we cannot assure you that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Moreover, we may need to resolve potential conflicts arising from competition between our advertising sales force and those of our OEM customers. If we fail to increase the size of our sales force or the number of our OEM customers, or if we fail to adequately resolve conflicts between our advertising sales force and those of our OEM customers, our revenues and our stock price could decline.

THE LOSS OF OUR RELATIONSHIP WITH LYCOS OR ANY OTHER CUSTOMER THAT ACCOUNTS FOR A SIGNIFICANT PORTION OF OUR REVENUES COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCK PRICE TO DECLINE.

    For the nine months ended September 30, 1999, Lycos, including its subsidiary, HotBot, accounted for approximately 70% of our total revenues. In addition, Lycos recently invested in Fast Search and Transfer, a provider of Internet search technology. Our agreements with Lycos and our other OEM customers are generally terminable upon short notice. A significant decline in sales to Lycos or any other customer that accounts for a significant portion of our revenues could adversely affect our business and cause our stock price to decline.

IF OUR BRAND DOES NOT RAPIDLY ACHIEVE BROAD RECOGNITION, WE MAY LOSE THE OPPORTUNITY TO BUILD A CRITICAL MASS OF INTERNET USERS NECESSARY TO ACHIEVE INCREASED MARKET SHARE.

    We believe that increasing the recognition of the Direct Hit brand is important to our success. Accordingly, we have invested and intend to continue to invest in our brand-enhancement strategy, which includes advertising, promotional programs and public relations activities. Our brand promotion efforts may not be successful or may not sufficiently increase our revenues to cover our advertising and promotional expenses.

WE MAY EXPERIENCE LOST OR DELAYED SALES IF OUR SALES CYCLE LENGTHENS.

    Our customers' purchasing decisions may be subject to delays over which we may have little or no control, including budgeting constraints and internal purchase approval review procedures. A longer sales cycle reduces our ability to forecast revenue levels and may result in lost sales. Any delay or loss in sales of our products could have a material adverse effect on our business, operating results and financial condition, and could cause our operating results to vary significantly from quarter to quarter.

EXPANSION OF OUR BUSINESS INTO INTERNATIONAL MARKETS COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCK PRICE TO DECLINE.

    As we continue to expand our business into international markets, we face the risks associated with international operations, including unexpected changes in regulatory requirements and tariffs, exchange rate fluctuations, difficulties in staffing and managing foreign operations, potentially longer payment cycles and problems in collecting accounts receivable. If we are unable to manage these risks effectively, our revenues and our stock price could decline.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

    Our trademarks, copyrights, trade secrets and similar intellectual property are critical to our success. Our failure to protect our intellectual property could materially harm our business. The infringement or misappropriation of our trademarks or other intellectual property could diminish the value of our proprietary rights or goodwill. We rely upon a combination of trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, affiliates and others to protect our proprietary rights. Effective patent, trademark, copyright and trade secret protection may not be available, and the steps we have taken and may take in the future to protect our proprietary rights may not be adequate. Gary Culliss, our co-founder and Chief Technology Officer, owns the rights to one patent and three patent applications relating to aspects of our core technology, as to each of which we have an exclusive license. We have also filed applications to register our trademarks and logos. However, we cannot assure you that the one issued patent, or any patents or registered trademarks, if any, that are issued under our current or any future applications, will be of sufficient scope and strength to provide meaningful protection of our technology or any commercial advantage to us, or that any such patents or trademarks will not be challenged, invalidated or circumvented by our competitors. In addition, we license our trademarks and other intellectual property to third parties, and we cannot be certain that such licensees will not take actions that harm the value of our proprietary rights.

CLAIMS BY OTHER COMPANIES THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD FORCE US TO REDESIGN OUR PRODUCTS OR OTHERWISE HURT OUR BUSINESS AND FINANCIAL CONDITION.

    If we were to discover that any of our products violated third-party proprietary rights, we cannot assure you that we would be able to reengineer the product or to obtain a license on commercially reasonable terms, if at all, to continue offering the product. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly developing technology environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from running our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products or cause our customers to stop using our products.

IF WE ARE UNABLE TO PREVENT THIRD PARTIES FROM ACQUIRING DOMAIN NAMES THAT ARE SIMILAR TO, INFRINGE UPON OR OTHERWISE DECREASE THE VALUE OF OUR DOMAIN NAMES, WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

    We currently hold several Web domain names relating to our brand, including DIRECTHIT.COM. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and abroad is expected to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business and other parties may use domain names similar to ours.

IF OUR EXISTING TECHNICAL AND OPERATIONAL SYSTEMS FAIL, WE COULD EXPERIENCE INTERRUPTIONS OR DELAYS IN OUR SERVICE OR DATA LOSS.

    We have experienced periodic systems interruptions which we believe may continue to occur. Our systems and operations are vulnerable to damage or interruption from telecommunications failure, power loss, break-ins, vandalism, fire, flood, earthquakes and similar events. Substantially all of our information management systems are in leased facilities in Massachusetts. In addition, substantially all of our computer and communications hardware systems are located at third-party facilities in California, Massachusetts, New York, Virginia and the United Kingdom. We have no formal disaster recovery plans, and our insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or other unanticipated problems at our facilities in Massachusetts, or at the third-party facilities described above, could cause interruptions or delays in the service provided by our products or data loss. In addition, any failure by the third-party facilities to provide the data communications capacity we require could result in interruptions in the service provided by our products.

WE FACE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OF COMPLEMENTARY COMPANIES, PRODUCTS OR TECHNOLOGIES.

    We may make investments in or acquire complementary companies, products or technologies. We may not realize the anticipated benefits of these investments or acquisitions, and these transactions could be detrimental to our business. If we buy a business, we could have difficulty assimilating its personnel and operations, or the key personnel of the acquired business may decide not to work for us. We could also have difficulty assimilating acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, to pay for any future acquisitions or investments, we may have to incur debt or issue equity securities, the issuance of which could be dilutive to our existing stockholders.

WE ARE LIKELY TO REQUIRE ADDITIONAL FINANCING AND MAY NOT BE ABLE TO RAISE ADDITIONAL FINANCING ON FAVORABLE TERMS OR AT ALL.

    We currently anticipate that the net proceeds of this offering, together with current cash and cash equivalents, will be sufficient to meet our anticipated needs through the next 12 months. However, we may need additional financing sooner to execute on our business model if we need to respond to business contingencies. Such contingencies may include the need to:

    - fund additional advertising and marketing expenditures;

    - hire additional sales personnel;

    - develop new or enhance existing products, site features or services;

    - enhance our operating infrastructure;

    - respond to competitive pressures; or

    - acquire complementary businesses or necessary technologies.

    If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products, site features or services, or otherwise respond to competitive pressures would be significantly limited.

MANY MEMBERS OF OUR CURRENT MANAGEMENT TEAM DO NOT HAVE EXPERIENCE MANAGING A PUBLIC COMPANY.

    Many members of our management team do not have experience managing a public company. We cannot assure you that the management team as currently configured will be able to successfully handle the additional burdens of public company status. The failure of the management team to adequately handle this challenge could materially harm our business and could cause the market price of our common stock to decline.

WE DO NOT EXPECT TO PAY DIVIDENDS, AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

    We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Consequently, you only will realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock with the expectation of receiving cash dividends.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CHARTER, BYLAWS AND DELAWARE LAW THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Certain provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Because of these provisions, you might not be able to receive a premium on your investment. For additional information on these anti-takeover provisions, please refer to the information in this prospectus under the heading "Description of Capital Stock."

                   RISKS OF DOING BUSINESS OVER THE INTERNET

IF USE OF THE INTERNET AND GROWTH OF ONLINE SEARCH SERVICES AND ELECTRONIC COMMERCE DO NOT CONTINUE TO INCREASE, WE MAY NOT ACHIEVE THE CRITICAL MASS OF CUSTOMERS NECESSARY FOR SUSTAINING REVENUES AND ACHIEVING PROFITABLE OPERATIONS.

    Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium for information retrieval, business and commerce. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not use the Internet and other communications networks. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including inadequate development of necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our continued growth will depend, in large part, upon third parties maintaining and developing the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

WE FACE POTENTIAL LIABILITY FOR INFORMATION RETRIEVED FROM THE INTERNET.

    Because we link users to information which is downloaded, indexed and distributed from Web pages published by content providers outside of our control, we face potential claims on theories such as defamation, negligence, copyright or trademark infringement, distribution of obscene, lascivious or indecent communications or other theories of liability based on the nature and content of such materials. Such claims have been brought, and sometimes successfully pressed, against online services in the past. Additionally, claims could be made against us for copyright infringement based on the improper dissemination of information. Although we carry general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all liability that may be imposed.

PRIVACY CONCERNS MAY LIMIT THE INFORMATION WE CAN GATHER, WHICH COULD LIMIT THE EFFECTIVENESS OF OUR PRODUCTS AND CAUSE US TO INCUR SIGNIFICANT ADDITIONAL EXPENSES.

    Web sites typically place software files, called cookies, on a user's hard drive without the user's knowledge or consent. Although some companies refuse to use cookies, we use them for a variety of reasons, such as the storage of anonymous demographic data. We use this demographic data for the Personalized Search component of our Popularity-based Search product to provide more accurate and relevant search results. Accordingly, any reduction or limitation in the use of cookies could limit our ability to provide accurate and relevant search results. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to collect and use information in certain European countries. In addition, the Federal Trade Commission and several state governments have investigated the use by certain Internet companies of personal information. We could lose significant market share or incur significant additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION OF THE INTERNET AND OTHER LEGAL UNCERTAINTIES WHICH COULD PREVENT OUR BUSINESS FROM GROWING OR EXPOSE US TO UNANTICIPATED LIABILITIES.

    Existing or future legislation could limit growth in use of the Internet, which would curtail our revenue growth. Statutes and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Congress recently passed laws regarding children's online privacy, copyrights and taxation. The law remains largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet, e-commerce and online advertising. In addition, the growth and development of e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

                      RISKS ASSOCIATED WITH THIS OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING.

    Presently, we intend to use the proceeds from this offering for increased sales and marketing and research and development expenditures, and for working capital and other general corporate purposes. We also may use a portion of the proceeds to expand our business through strategic alliances and acquisitions. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. As a result, investors in this offering will be relying on management's judgment with only limited information about its specific intentions regarding the use of proceeds. We cannot assure you that the proceeds will be invested to yield a favorable return.

OUR OFFICERS AND DIRECTORS WILL CONTROL   % OF OUR COMMON STOCK AND WILL BE ABLE
TO CONTROL CORPORATE ACTIONS.

    After this offering, our executive officers, directors and entities
affiliated with them will control approximately   % of our common stock. As a
result, these stockholders, acting together, will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may have the effect of delaying or preventing a change of control of our company, and might hurt the market price of our common stock.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR COMMON STOCK FOR A PROFIT.

    There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market. Active trading markets generally result in a more efficient execution of buy and sell orders for investors. The initial public offering price for the shares of common stock offered by us will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price.

MARKET PRICES OF EMERGING INTERNET COMPANIES HAVE BEEN HIGHLY VOLATILE, AND THE MARKET FOR OUR STOCK MAY EXHIBIT VOLATILITY AS WELL.

    The stock market has experienced significant price and trading volume fluctuations, and the market prices of technology companies, particularly Internet companies, have been extremely volatile. Recent initial public offerings by Internet companies have been accompanied by exceptional share price and trading volume changes in the first days and weeks after the public offering. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

THE RELIABILITY OF THE MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

    Since we are a relatively new company and operate in a new and rapidly changing market, we have included market data in this prospectus from industry publications, including International Data Corporation and Media Metrix. These data include projections that are based on a number of assumptions, including increasing worldwide business use of the Internet, the growth in the number of Web access devices per user, the absence of any failure of the Internet and the continued improvement of security on the Internet. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus is reliable, it has not been independently verified and we cannot assure you of its reliability.

    The Internet related markets may not grow at rates projected by International Data Corporation. The failure of these markets to grow at projected rates may seriously harm our business and may cause the price of our common stock to decline.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES.

    We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will
incur immediate dilution in net tangible book value of $      per share,
assuming an initial public offering price of $      per share. You may incur
additional dilution if holders of stock options exercise their options to purchase common stock.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    The market price of our common stock could decline as a result of market sales by our existing stockholders of a large number of shares of our common stock after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Please see the information in this prospectus under the heading "Shares Eligible for Future Sale" for a description of sales that may occur in the future.

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE REALIZED.

    This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "anticipate," "believe," "could," "expect," "future," "intend," "plan" and similar expressions. These statements include assertions about our business strategy, competition and expected expense levels. You should consider any forward-looking statements we make in this prospectus in light of the risk factors described above. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

    Our net proceeds from the sale of shares of common stock offered by us are
estimated to be $           million, assuming an initial public offering price
of $       per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be $               million.

    We intend to use the proceeds from this offering for sales and marketing and research and development expenditures, and for working capital and other general corporate purposes.

    We believe opportunities may exist from time to time to expand our current business through strategic alliances or acquisitions with complementary companies, products or technologies. We may use a portion of the proceeds for these purposes.

    We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock since inception (April 27, 1998) and do not expect to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, to finance expansion of our business for the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to the conversion of our preferred stock upon completion of this offering; and

    - on a pro forma as adjusted basis to give effect to our sale of shares of common stock in this offering at an assumed initial public
      offering price of $         per share, after deducting the estimated
      underwriting discounts and commissions and offering expenses payable by us.

    This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Preferred stock, $0.001 par value:

  Series A--5,187,501 shares authorized; 5,187,501 shares
  issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........  $ 1,378          --     $

  Series B--1,323,912 shares authorized; 1,323,912 shares
  issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........    1,993          --            --

  Series C--4,431,265 shares authorized; 4,431,263 shares
  issued and outstanding actual; no shares issued and
  outstanding pro forma and pro forma as adjusted...........   26,280          --            --

Common stock, $0.001 par value: 35,000,000 shares
  authorized; 9,722,048 shares issued and outstanding
  actual; 20,664,724 shares issued and outstanding pro
  forma; and         shares issued and outstanding pro forma
  as adjusted...............................................       10     $    21

Additional paid-in capital..................................    5,602      35,242

Deferred compensation.......................................   (4,504)     (4,504)

Accumulated deficit.........................................   (3,722)     (3,722)
                                                              -------     -------     ---------

    Total capitalization....................................  $27,037     $27,037     $
                                                              =======     =======     =========

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was $27.0 million, or $1.31 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the conversion of our preferred stock upon completion of this offering. After
giving effect to our sale of       shares of common stock in this offering at an
assumed initial public offering price of $      per share, and after deducting
estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have
been $         , or $      per share. This represents an immediate increase in
pro forma net tangible book value of $      per share to existing stockholders
and an immediate dilution of $         per share to new investors purchasing
shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of
    September 30, 1999......................................     $1.31
  Increase per share attributable to this offering..........
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                         --------
Net tangible book value dilution per share to new investors
  in this offering..........................................             $
                                                                         ========

    The following table summarizes, on a pro forma basis as of September 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering:

                                                SHARES PURCHASED                 TOTAL CONSIDERATION
                                     --------------------------------------   -------------------------   AVERAGE PRICE
                                               NUMBER              PERCENT        AMOUNT       PERCENT      PER SHARE
                                     ---------------------------   --------   --------------   --------   -------------
Existing stockholders..............                   20,664,724         %    $29,734,912.55         %         $1.44
New investors......................
                                     ---------------------------    ------    --------------    ------
    Total..........................                                 100.0%                      100.0%
                                     ===========================    ======    ==============    ======

    The foregoing tables and calculations are based on shares outstanding on September 30, 1999 and:

    - include 10,942,676 shares of common stock issuable upon the conversion of all of our outstanding preferred stock as of September 30, 1999; and

    - exclude 1,204,646 shares of common stock issuable upon exercise of all options outstanding under our 1998-A Stock Option Plan as of September 30, 1999 with a weighted average exercise price of $1.43 per share.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our financial statements and the notes to those satements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception (April 27, 1998) through December 31, 1998 and the balance sheet data at December 31, 1998 are derived from our financial statements which have been audited by Deloitte & Touche LLP, our independent auditors, and are included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and the balance sheet data at September 30, 1999 have been derived from our unaudited financial statements included elsewhere in this prospectus that include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for that period. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                              (APRIL 27, 1998)       NINE MONTHS
                                                                   THROUGH              ENDED
                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  OEM.......................................................          $ 175             $   805
  Advertising...............................................             --                  57
                                                                    -------             -------
    Total revenues..........................................            175                 862
Cost of revenues............................................             51                 361
                                                                    -------             -------
Gross profit................................................            124                 501
                                                                    -------             -------
Operating expenses:
  Sales and marketing.......................................             90                 948
  Research and development..................................            472               1,502
  General and administrative................................            150                 413
  Equity-related compensation...............................            232                 827
                                                                    -------             -------
    Total operating expenses................................            944               3,690
                                                                    -------             -------
Operating loss..............................................           (820)             (3,189)
Interest income.............................................             28                 259
                                                                    -------             -------
Net loss....................................................         $ (792)            $(2,930)
                                                                    =======             =======
Pro forma basic and diluted net loss per share..............         $(0.12)             $(0.26)
                                                                    =======             =======
Weighted average shares outstanding used in computing pro
  forma basic and diluted net loss per common
  share.....................................................          6,705              11,092
                                                                    =======             =======

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $2,558               $16,427
Working capital.............................................        2,641                25,869
Total assets................................................        2,924                28,049
Total convertible preferred stock...........................        3,371                29,651
Total stockholders' equity..................................        2,823                27,037

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OUR COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

OVERVIEW

    Direct Hit is a leading provider of solutions that aggregate and organize online content to enable users to quickly find relevant and accurate information, products and services. We were incorporated in April 1998, and sold our Popularity-based Search product to our first customer in August 1998.

    Revenues are comprised of OEM revenues and advertising revenues. Through September 30, 1999, substantially all of our OEM revenues have been derived from our Popularity-based Search product. OEM revenues are generated through a variety of contractual arrangements, which include per-query fees and advertising revenue sharing arrangements with OEM customers. Per-query fees are recognized in the period earned, and revenues from advertising revenue sharing arrangements are recognized in the period that the advertisement is displayed through the OEM customer's Web site. When the OEM contract calls for payments based on per-query fees, revenues are recognized based on the number of Web pages accessed as reported by the OEM customer or as determined by us, depending on the contract. When the OEM contract provides for minimum monthly fees, such fees are recognized monthly as earned.

    Advertising revenues are derived principally from arrangements with third parties in which we provide advertising on our Web site. The advertising contracts are primarily sold as: (1) "run-of-site" contracts in which a customer purchases the right to advertise within rotation through our entire Web site and some of our customers' sites for all categories and non-specific keywords;
(2) "run-of-category" contracts in which a customer purchases the right to advertise in connection with a specific category (e.g., sports, music, news, education, etc.); (3) "keyword" contracts in which a customer purchases the right to advertise in connection with specified word searches; and (4) text sponsorships in which a customer purchases link descriptions based on a bid system and rotation is based on the highest bid.

    We are still developing the business model for our Popularity-based Shopping product and anticipate that revenues will be generated by revenue sharing arrangements with online merchants, and by per-query fees and advertising fees from Internet portals and other Web site customers. We also anticipate that we will generate revenues at our Web site from our Popularity-based Shopping product through advertising and revenue sharing arrangements with online merchants. However, we cannot assure you that we will generate any revenues from our Popularity-based Shopping product.

    Cost of revenues consist primarily of expenses associated with the ongoing maintenance and support of our products, including compensation and employee-related expenses, consulting fees, equipment costs, networking, bandwidth and other related indirect costs. Sales and marketing expenses consist primarily of advertising and other marketing-related expenses, compensation and employee-related expenses, sales commissions and travel costs. Research and development expenses consist primarily of compensation and employee-related expenses, equipment costs, and fees for professional services related to the continued development and enhancement of our product offerings. General and administrative expenses consist primarily of compensation and employee-related expenses, fees for professional services and other general corporate overhead costs. Interest income is derived primarily from interest earned on our cash balances and short-term investments.

    We will incur a non-cash expense over the vesting period of certain outstanding options, generally four years, for the amortization of unearned stock-based compensation resulting from granting stock options to employees since the inception of our company. These deferred compensation costs represent the difference between the exercise price of the options and the deemed fair market value of the underlying common stock at the time of grant of the options.

    We have experienced substantial losses in each fiscal period since our inception (April 27, 1998). As of September 30, 1999, we had an accumulated deficit of $3.7 million. These losses and our accumulated deficit have resulted from our lack of substantial revenues, as well as the significant costs incurred in the development of our products and in the preliminary establishment of our infrastructure. We expect to increase our expenditures in all areas in order to execute our business plan, particularly in sales and marketing and research and development. The planned increase in sales and marketing and research and development expenses will result principally from the hiring of additional personnel and from marketing programs. Accordingly, we expect to experience additional losses for the foreseeable future. Although we have experienced revenue growth in recent periods, our recent rate of revenue growth may not be sustainable. We may not be able to continue to increase our revenues or to attain profitability and, if we do achieve profitability, we may not be able to sustain profitability for any period. We believe that period-to-period comparisons of our historical operating results may not be meaningful, and you should not rely upon them as an indication of our future financial performance.

    Since inception, we have financed our operations primarily from the proceeds of the sale of equity securities. Net proceeds from inception through September 30, 1999 totaled approximately $29.7 million. In May 1998, Draper Fisher Jurvetson and high net worth individuals provided us initial equity capital of $1.4 million. In November 1998, an additional $2.0 million was invested by Draper Fisher Jurvetson, Mosaic Venture Partners and a high net worth individual. In July 1999, we received approximately $26.3 million in financing from investors including Commonwealth Capital, Cornerstone Capital Group, Draper Fisher Jurvetson, Hikari Tsushin, McCloskey, Mercury Investors, Mosaic Venture Partners, TA Associates and Viventures Partners.

RESULTS OF OPERATIONS

    The following table sets forth operating data expressed as a percentage of total revenues for each period indicated. We were organized in April 1998 and first sold our products in August 1998. Accordingly, comparisons with prior periods are not meaningful.

                                                                PERIOD FROM
                                                                 INCEPTION
                                                              (APRIL 27, 1998)
                                                                  THROUGH           NINE MONTHS
                                                                DECEMBER 31,           ENDED
                                                                    1998         SEPTEMBER 30, 1999
                                                              ----------------   ------------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  OEM.......................................................          100%                 93%
  Advertising...............................................           --                   7
                                                                    -----               -----
    Total revenues..........................................          100                 100
Cost of revenues............................................           29                  42
                                                                    -----               -----
Gross margin................................................           71                  58
                                                                    -----               -----
Operating expenses:
  Sales and marketing.......................................           51                 110
  Research and development..................................          269                 174
  General and administrative................................           86                  48
  Equity-related compensation...............................          132                  96
                                                                    -----               -----
    Total operating expenses................................          538                 428
                                                                    -----               -----
Operating loss..............................................         (467)               (370)
Interest income.............................................           16                  30
                                                                    -----               -----
Net loss....................................................         (451)%              (340)%
                                                                    =====               =====

NINE MONTHS ENDED SEPTEMBER 30, 1999

    REVENUES

    Total revenues for the nine months ended September 30, 1999 were $862,000. OEM revenues were $805,000, or 93% of total revenues. Advertising revenues were $57,000, or 7% of total revenues.

    COST OF REVENUES. Cost of revenues for the nine months ended September 30, 1999 totaled $361,000, or 42% of total revenues.

    SALES AND MARKETING. Sales and marketing expenses for the nine months ended September 30, 1999 totaled $948,000, or 110% of total revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses for the nine months ended September 30, 1999 totaled $1.5 million, or 174% of total revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the nine months ended September 30, 1999 totaled $413,000, or 48% of total revenues.

    EQUITY-RELATED COMPENSATION. Equity-related compensation expense for the nine months ended September 30, 1999 totaled $827,000, including $602,000 of amortization of deferred stock-based compensation relating primarily to stock options and restricted stock issued to employees and independent consultants. Deferred stock-based compensation is amortized on a straight-line basis over the vesting period based on either the difference between the fair value of our stock on the date of grant and the exercise price or the value of a particular grant as determined by a Black-Scholes model. Also included in equity-related compensation expense for the nine months ended September 30, 1999 is a $225,000 charge representing the fair value of the stock contributed to us by one of the founders and then reissued by us to other employees. As of September 30, 1999, we have recorded approximately $4.5 million in deferred compensation. As our stock option plan has a four-year vesting requirement, the remaining deferred compensation cost will be amortized ratably through the fourth quarter of 2003. Stock-based compensation is a non-cash expense.

    INTEREST INCOME. Interest income for the nine months ended September 30, 1999 totaled $259,000 and was derived primarily from interest earned on our cash balances and short-term investments.

    INCOME TAXES. We have not recorded an income tax expense or benefit because we have incurred net operating losses since inception.

PERIOD FROM INCEPTION (APRIL 27, 1998) THROUGH DECEMBER 31, 1998

    REVENUES

    Total revenues for the period from inception (April 27, 1998) through December 31, 1998 were $175,000. Revenues were derived solely from OEM revenues. In August 1998, we recognized revenues from our first OEM customer contracts.

    COST OF REVENUES. Cost of revenues for the period from inception (April 27, 1998) through December 31, 1998 totaled $51,000, or 29% of total revenues.

    SALES AND MARKETING. Sales and marketing expenses for the period from inception (April 27, 1998) through December 31, 1998 totaled $90,000, or 51% of total revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses for the period from inception (April 27, 1998) through December 31, 1998 totaled $472,000, or 269% of total revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the period from inception (April 27, 1998) through December 31, 1998 totaled $150,000, or 86% of total revenues.

    EQUITY-RELATED COMPENSATION. Equity-related compensation expense for the period from inception (April 27, 1998) through December 31, 1998 totaled $232,000 of amortization of deferred stock-based compensation relating primarily to stock options and restricted stock issued to employees and independent consultants.

    INTEREST INCOME. Interest income for the period from inception (April 27, 1998) through December 31, 1998 totaled $28,000 and was derived primarily from interest earned on our cash balances.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth unaudited quarterly statements of operations data in dollars for the period from inception (April 27, 1998) through June 30, 1998 and for each of the five quarters from July 1, 1998 through September 30, 1999, and as a percentage of total revenues for each of the four quarters ended September 30, 1999. The percentage of revenues analysis for the period from inception (April 27, 1998) through September 30, 1998 is not presented since revenues during this period were insignificant. This unaudited quarterly information has been derived from our unaudited financial statements but, in the opinion of management, includes all adjustments necessary for a fair presentation of such information. Results for any quarter are not necessarily indicative of the operating results for any future period.

                                   PERIOD FROM
                                    INCEPTION
                                   (APRIL 27,
                                      1998)                         THREE MONTHS ENDED
                                     THROUGH     ---------------------------------------------------------
                                    JUNE 30,     SEPT. 30,   DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,
                                      1998         1998        1998        1999        1999        1999
                                   -----------   ---------   ---------   ---------   ---------   ---------
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  OEM............................        --        $   7       $ 168       $ 224       $ 225      $   356
  Advertising....................        --           --          --          --          --           57
                                      -----        -----       -----       -----       -----      -------
    Total revenues...............        --            7         168         224         225          413
Cost of revenues.................        --           23          28          80         100          181
                                      -----        -----       -----       -----       -----      -------
Gross profit.....................        --          (16)        140         144         125          232
                                      -----        -----       -----       -----       -----      -------
Operating expenses:
  Sales and marketing............     $   7           29          54         176         151          621
  Research and development.......        94          184         194         340         453          709
  General and administrative.....        32           47          71          83          72          258
  Equity-related compensation....       145           42          45          78         126          623
                                      -----        -----       -----       -----       -----      -------
    Total operating expenses.....       278          302         364         677         802        2,211
                                      -----        -----       -----       -----       -----      -------
Operating loss...................      (278)        (318)       (224)       (533)       (677)      (1,979)
Interest income..................        --           14          14          34          27          198
                                      -----        -----       -----       -----       -----      -------
Net loss.........................     $(278)       $(304)      $(210)      $(499)      $(650)     $(1,781)
                                      =====        =====       =====       =====       =====      =======

                                                                        THREE MONTHS ENDED
                                                            ------------------------------------------
                                                            DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                                              1998       1999       1999       1999
                                                            --------   --------   --------   ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  OEM.....................................................     100%       100%       100%        86%
  Advertising.............................................      --         --         --         14
                                                              ----       ----       ----       ----
    Total revenues........................................     100        100        100        100
Cost of revenues..........................................      17         36         45         44
                                                              ----       ----       ----       ----
Gross margin..............................................      83         64         55         56
                                                              ----       ----       ----       ----
Operating expenses:
  Sales and marketing.....................................      32         78         67        150
  Research and development................................     115        152        201        172
  General and administrative..............................      42         37         32         62
  Equity-related compensation.............................      27         35         56        151
                                                              ----       ----       ----       ----
    Total operating expenses..............................     216        302        356        535
                                                              ----       ----       ----       ----
Operating loss............................................    (133)      (238)      (301)      (479)
Interest income...........................................       8         15         12         48
                                                              ----       ----       ----       ----
Net loss..................................................    (125)%     (223)%     (289)%     (431)%
                                                              ====       ====       ====       ====

    We expect operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. See "Risk Factors--Disappointing quarterly revenues or operating results could cause our stock price to fall."

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception on April 27, 1998, we have financed our operations primarily from the proceeds of the sale of equity securities. As of September 30, 1999, cash and cash equivalents were $16.4 million.

    For the nine months ended September 30, 1999, net cash used in operating activities was $1.3 million, primarily attributable to net losses. Net cash used in investing activities was $11.2 million, primarily related to the purchase of short-term investments and other capital expenditures. Net cash provided by financing activities was $26.3 million, resulting primarily from our sale of series C preferred stock on July 16, 1999.

    Our capital expenditures were $943,000 for the nine months ended
September 30, 1999. We anticipate that we will experience an increase in capital expenditures consistent with future growth, if any, in operations, infrastructure and personnel.

    We currently anticipate that the net proceeds from this offering, together with current cash and cash equivalents and marketable securities will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. However, we may need additional financing sooner to execute our business plan if we need to respond to business contingencies such as those identified in "Risk Factors--We are likely to require additional financing and may not be able to raise additional financing on favorable terms or at all." If we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our stockholders would be diluted. We cannot assure you that we will be able to obtain additional financing when needed on favorable terms or at all.

YEAR 2000 READINESS

    We have evaluated the Year 2000 readiness of our hardware and software products (including products currently under development), the information technology systems used in our operations ("IT Systems"), and our non-IT Systems, such as voice mail and other systems. Our evaluation covered the following phases:

    - identification of all products, IT Systems, and non-IT Systems;

    - assessment of repair or replacement requirements;

    - repair or replacement;

    - testing; and

    - contingency planning in the event of Year 2000 failures.

    Based on our evaluation, we believe that all of our products (including products currently under development) will record, store, process and calculate and present calendar dates falling on and after January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates. To our knowledge, none of our material products will lose functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and all of our internal computer systems are Year 2000 compliant.

    However, the assessment of whether a complete system or device in which our product is embedded will operate correctly for an end-user depends in large part on the Year 2000 compliance of the product's or system's other components, many of which are supplied by parties other than us. The supplier of our current financial and accounting software has informed us that such software is Year 2000 compliant. Further, we rely upon various vendors, utility companies, telecommunications service companies and other service providers who are outside of our control. There can be no assurance that such parties will not suffer a Year 2000 business disruption, which could have a material adverse effect on our financial condition and results of operations.

    To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. We have not developed a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, we will at that time evaluate the need for contingency plans relating to such issues.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company has evaluated the impact of adopting SFAS No. 133 and, based on its current business activities, believes that it will not have a material effect on its financial statements.

                                    BUSINESS

OVERVIEW

    Direct Hit is a leading provider of technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. Our Popularity Engine, which is the core of our solution, anonymously compiles information collected from the activity of users, automatically capturing and processing the selections made by online users to organize online information. Our technology is well suited to provide accurate and relevant information to users of large, dynamic collections of information such as the World Wide Web. We have targeted Internet search as the first application of our Popularity Engine and we have launched an e-commerce product based on the Popularity Engine. We intend to expand the application of our popularity-based technology into such areas as corporate online databases, news feeds and yellow pages. As of November 30, 1999, we had 22 OEM customers, including AT&T WorldNet, HotBot, Lycos, Scandinavia Online and ZDNet.

INDUSTRY BACKGROUND

    The emergence of the Internet has enabled millions of people worldwide to obtain information, conduct commerce and communicate online. The number of Internet users is expected to increase from approximately 142 million at the end of 1998 to approximately 502 million by the end of 2002, according to International Data Corporation.

    While the Internet is attracting new users at a rapid pace, the volume and diversity of information, products and services available over the Internet is also increasing dramatically. IDC predicts that the number of Web pages will grow from 925 million in 1998 to 13 billion by 2003, including separate Web pages within individual Web sites.

    The Internet's accessibility and growth make it an attractive resource to users for a wide variety of information, products and services in areas as diverse as e-commerce, complex corporate sites and special-interest informational sites. For example, IDC estimates that business-to-business and business-to-consumer e-commerce will collectively grow from approximately $51 billion in 1998 to $1.4 trillion by 2003.

    Internet users are increasingly seeking specific information, products and services from multiple sources such as e-commerce sites, news sites, corporate sites, archives and specialty vertical sites. As a result, users are now spending more time at Web search sites than at almost any other category of Web sites. According to Media Metrix, the average Internet user spent approximately 90 minutes at search engine sites in October 1999, second to 110 minutes at news, information and entertainment sites. Effective online navigation, however, does not end with finding a desired Web site. Once a Web site is located, users are still faced with the difficult task of locating relevant information within a Web site which may contain thousands of pages.

    The growing complexity of the Internet in terms of both the volume and the diversity of information, products and services available, combined with users' increasing reliance on these sources for their diverse needs, has heightened the importance of effective solutions for aggregating and organizing online information to aid users in identifying the best information, products and services.

TRADITIONAL METHODS FOR AGGREGATING AND ORGANIZING ONLINE INFORMATION FOR USERS

    Users have typically relied on products and services such as search engines and directories to locate online information. Companies that provide these navigation capabilities to users have traditionally used word-matching and editor-based methods for aggregating and organizing online information. Techniques which rely on word-matching methods search for keywords in a database to locate potentially relevant information. Editor-based methods generally rely on a staff of human editors to manually review and categorize online information.

WORD-MATCHING TECHNIQUES

    Word-matching techniques generally compare the keywords in the search request with words found in a database. For a collection of information as vast as the World Wide Web, the word-matching techniques rely on computers to spider Web sites from link to link, feeding information into a database. A user's keywords are then matched to words found in the database to generate a list of Web sites on which those keywords appear. Typical word-matching search engines prioritize results found in connection with a particular search according to the number of times the search terms occur in each document, the position of the search terms within the document or the number of links pointing to the document and the text surrounding those links.

    Although word-matching techniques may be used to aggregate and organize a large amount of online information, such as that found on the Internet, they often yield an overwhelming volume of irrelevant search results. Many collections of information, such as proprietary online databases, online product catalogs and the World Wide Web, share similar words that confuse word-matching search technology. Moreover, the word-matching method is not well suited to the complexity of meaning and context in human language. A user who searches for the word "bond" may be looking for information about corporate bonds, savings bonds or James Bond. Word-matching techniques do not differentiate among these different meanings.

    In addition, word-matching search engines deployed on the Internet often rely on invisible Web site descriptions, called meta-tags. Web site authors place meta-tags on their sites, in some cases using misleading search terms to attract user attention to the site. This problem is exacerbated when the user is searching for types of online information which do not typically contain textual elements, such as still images, video and music, because of the word-matching method's increased reliance on meta-tags to locate relevant content.

EDITOR-BASED METHODS

    Editor-based methods require a staff of editors to manually review and categorize online content in a database. To facilitate accessibility to particular content found within the database, an editor will typically assign keywords which the editor believes are most relevant to that content. Ranking algorithms will then utilize the assigned keywords to promote relevant content to the top of a search results list, mitigating the efforts of content authors to mislead searchers by placing hidden keywords within the content.

    Because of their manual nature, editor-based directories often have incomplete and outdated information covering only a small portion of the content available online. Editor-based directories have generally catalogued less than 1% of Web pages, and the review process for submission of a site can take up to several months. Moreover, the process of assembling a directory is time-consuming and expensive. For a collection of information as vast as the Web, some directory providers have assigned nearly 200 editors to the task. The fundamental drawback of editor-based directories is that they are difficult to scale to accommodate growing and dynamic collections of information like the Web and large corporate and e-commerce databases.

    Increasingly, due to the shortcomings of editor-based directories, substantially all Internet directories rely upon word-matching search techniques to provide users with the ability to search beyond the Web sites covered by the directories. While this hybrid solution overcomes some of the failings of the editor-based directory method, it brings with it the problems typically associated with word-matching techniques. For example, while editor-based directories by themselves may reduce the ability of content authors to mislead users through meta-tagging, editor-based directories which are supplemented with word-matching techniques nevertheless often generate a large number of irrelevant results.

THE NEED FOR A BETTER METHOD OF AGGREGATING AND ORGANIZING ONLINE INFORMATION
  FOR USERS

    Traditional methods for aggregating and organizing online information often fail to meet users' needs. These methods, even when used in tandem, often generate an unmanageably large set of irrelevant results or incomplete and outdated information. As the amount and diversity of information available online continues to expand, users continue to demand easier, more effective access to more relevant content, products and services. In the rapidly evolving and increasingly complex online environment, an effective solution must be equipped to capture a high percentage of available content and prioritize information in accordance with users' needs to enable users to quickly find relevant and accurate information, products and services.

THE DIRECT HIT SOLUTION

    Direct Hit provides a popularity-based solution that enables users of online content to find more relevant information, products and services more easily across a wide variety of sources. The core of our solution, which we call our Popularity Engine, anonymously compiles and uses information collected from the activity of users, automatically capturing and processing the selections made by online users to organize online information. From online product catalogs to live news feeds, and from proprietary corporate databases to the World Wide Web, our proprietary technologies for organizing information according to its popularity with users can be applied to a variety of online data sets.

    We have targeted Internet search as our first application for the Popularity Engine. In this context, our Popularity Engine is used to track the Web sites that Internet searchers actually select from various lists of search results, the amount of time searchers spend at these sites and a number of other user activity-based metrics. The Popularity Engine uses this data and our proprietary algorithms to rank search results according to the experiences of previous Internet searchers. Our database of over one billion Internet user relevancy records serves as the foundation of our Popularity-based Search product. The database is currently growing at the rate of over 100 million user searches per month, allowing our Popularity-based Search product to provide increasingly accurate and relevant results.

    The key benefits of our popularity-based solution are as follows:

    MORE ACCURATE AND RELEVANT INFORMATION. By automatically capturing the experience of Internet users and their satisfaction or dissatisfaction with online content, our solution provides users with a list of information, products or services ranked according to the preferences of previous users. As a result, users can find what they want quickly and easily. The Popularity Engine is extremely responsive to new and changing information, keeping listings current based on changing user preferences.

    CONTENT INDEPENDENCE AND FLEXIBILITY. The Popularity Engine can organize many types of data, including still images, video and music. Today, the Popularity Engine is organizing Internet search results in many different languages, and is also organizing product and merchant databases through our Popularity-based Shopping product. The Popularity Engine can be readily deployed to work with other data, such as multi-media content and corporate site-specific data. The Popularity Engine's modular architecture also simplifies deployment as either a stand-alone solution or as a core complement to existing technology.

    SCALABILITY. Through our robust proprietary architecture, the Popularity Engine can scale to accommodate large and expanding collections of information like the Internet and millions of users. For example, our Popularity-based Search product is currently answering over 100 million Internet search requests each month. As a result, the Popularity Engine is able to organize a greater amount of online information than editor-based directories that are dependent upon a staff of human editors.

    RESPONSIVENESS TO DEMOGRAPHIC PREFERENCES. The Popularity Engine can collect and use anonymous, demographic information voluntarily submitted by users to provide results that are based on information collected from users sharing similar demographic traits. Today, our solution can reflect user preferences based on age, gender and geographic location. The ability to reflect demographic preferences enhances the ability of the Popularity Engine to provide more accurate and relevant information.

    EASE OF USE. Our solution does not require users to acquire any new skills or employ complex search techniques such as Boolean queries to generate highly relevant and accurate search results.

THE DIRECT HIT STRATEGY

    Our objective is to be the leading provider of solutions that aggregate and organize online content to enable users to quickly find relevant and accurate information, products and services. Key elements of our strategy include the following:

    BECOME THE TECHNOLOGY STANDARD FOR INTERNET SEARCH. We believe that we can leverage our Popularity Engine to establish our Popularity-based Search product as the standard for Internet search. To date, we have 22 OEM customers, including companies such as AT&T WorldNet, HotBot, Lycos and ZDNet, who have elected to use our Popularity-based Search product, either as a stand-alone solution or as a core complement to their current search engine. We intend to continue to increase the number of Web sites which use our Popularity-based Search product.

    EXTEND OUR TECHNICAL LEADERSHIP. We intend to continue to devote significant resources to the development of new and innovative products, capitalizing on our extensive experience with popularity-based technology and our understanding of customer needs. We believe that we are the first company to introduce popularity-based technology for aggregating and organizing online content, products and services. As use of online information continues to expand and evolve, we intend to continue to develop new technologies to enable users to find what they need online.

    CONTINUE TO BUILD OUR E-COMMERCE SOLUTION. We believe that we can capitalize on the growth of e-commerce by using our popularity-based technology to better meet the needs of online merchants and shoppers. By applying our core technology solution to e-commerce, we believe we will be able to improve users' shopping experiences by providing access to more relevant product listings than those achieved by traditional methods. We are currently supplying shopping technology to AT&T WorldNet and are managing a growing online commerce database spanning more than one million products from merchants across the Internet. We intend to further leverage our Popularity Engine and integrate complementary services and products into our shopping solution to establish it as a complete resource for shopping online.

    LEVERAGE CORE TECHNOLOGY TO DEVELOP ADDITIONAL APPLICATIONS. As the volume and breadth of information available online grows, we continue to explore new applications for our core technology. For example, we are currently supplying a product based on our Popularity Engine to ZDNet to facilitate accurate searches of its proprietary database of news and feature articles. Future potential product applications incorporating our Popularity Engine may include products for other corporate online databases, news feeds and yellow pages. The content-independence and flexibility of our core technology allows us to facilitate development of additional applications and promote rapid response to marketplace changes. We intend to leverage our proprietary technology and skilled personnel to develop dynamic, new products.

    BUILD THE DIRECT HIT BRAND. We believe that establishing Direct Hit as the best available technology will help us expand our market share in the Internet search and e-commerce search markets and support the introduction of additional applications based on our Popularity Engine. To foster awareness and demand for our Popularity Engine among Internet users, merchants and potential customer Web sites, we are pursuing a brand development campaign through targeted advertising and marketing.

    EXPAND OUR INTERNATIONAL PRESENCE. We intend to leverage our leadership position in aggregation, organization and navigation solutions to further penetrate the global marketplace. We believe that the scalable and flexible features of our solution, including its ability to accommodate foreign languages, will facilitate our global expansion. Having developed customer relationships with international Internet portals such as Catcha.com (Asia), UKMax.com (UK), Punto (Italy) and Scandinavia Online (Denmark, Norway and Sweden), we intend to leverage the strength of our technology to widen our presence in major international markets.

PRODUCTS

    Our products today consist of our Popularity-based Search product and our Popularity-based Shopping product. Our Popularity-based Search product is comprised of separate components, including our Internet Search Engine, Related Searches, Personalized Search and Directory-based Search. These products and components are powered by our proprietary Popularity Engine to determine the relevancy ranking of online content. Our Popularity-based Shopping product and many of the components comprising our Popularity-based Search product may be found deployed on the Internet on our OEM customers' Web sites, and all of our products and components are available on our Web site. Our Popularity-based Search product was selected as FORBES' Favorite Search Engine in September 1999. In addition, our products have also earned recognition in industry awards received by our OEM customers, including CNET 1999 Editors' Choice awarded to HotBot in April 1999 and PC MAGAZINE 1999 Editors' Choice awarded to HotBot in September 1999.

POPULARITY-BASED SEARCH PRODUCT

    INTERNET SEARCH ENGINE

    Our scalable Internet Search Engine, utilizing our core technology, anonymously and transparently compiles information collected from the searching activity of millions of Internet users, automatically capturing and processing the selections made by previous Internet searchers to determine the ranking of search results. To date, we have processed more than one billion relevancy records from Internet searches.

    The Internet Search Engine consists of a word-matching spider, our Popularity Engine and search engine servers. The spider, which we can deploy with the Popularity-based Search product as an option for customers, is capable of spidering, indexing or refreshing millions of Web sites per day. The Internet Search Engine runs our Popularity Engine across a database that is growing at the rate of over 100 million Internet user relevancy records per month, allowing our Popularity Engine to provide increasingly accurate and relevant results.

    RELATED SEARCHES

    Related Searches help users narrow or broaden their search by presenting a list of relevant search terms related to the original search request. These related terms are key words that previous searchers have found helpful in refining or enlarging similar search requests. For example, a user who types "California wine" may be presented with such related terms as "Wine," "California Red Wine" and "California Wine Tours." Users may easily explore a related search topic by clicking on the related search term.

    PERSONALIZED SEARCH

    Personalized Search refines the ranking of search results by prioritizing results according to their relevancy as determined by previous searchers who share similar demographic traits. To enable Personalized Search, we solicit anonymous demographic information such as the age, gender, and geographic location of searchers. If the searcher elects to supply this information, it is then used by our Popularity Engine to further improve upon the relevancy of search results for that user and subsequent users who share similar demographic traits. For example, a person located in the Boston area searching on the topic of restaurants could receive popularity-based results selected by other Boston-area users, while a person located in the San Francisco area could receive popularity-based results selected by other Bay Area users. Personalized Search is currently available for certain search topics on our Web site, and we expect to continue to expand the breadth of its coverage.

    DIRECTORY-BASED SEARCH

    Directory-based Search leverages our Popularity Engine to provide a highly scalable Internet directory that provides categorized listings of Web sites. Unlike many editor-based directories, category listings generated by Directory-based Search can be ranked according to their popularity with previous users. In addition, Directory-based Search can also rank Web sites presented within categories by their popularity with previous users in addition to presenting the sites alphabetically.

    Although currently deployed only for Internet applications, Directory-based Search can be readily applied to any online directory data set. As a default data set for our Internet application of the product, we use the open-source Web site data provided by Netscape Communications called Open Directory. Open Directory is a publicly available database currently comprising over one million sites, classified into over 140,000 categories and updated by over 15,000 volunteer editors.

POPULARITY-BASED SHOPPING PRODUCT

    Popularity-based Shopping allows online consumers to leverage the experience of previous shoppers looking for similar products. Powered by our Popularity Engine, our Popularity-based Shopping product automatically captures and processes the selections made by previous shoppers to prioritize products according to user demand.

    Our Popularity-based Shopping product, now in an early stage of release, currently aggregates over one million products from online merchants across the Web to facilitate comparison shopping. Online shoppers utilizing
Popularity-based Shopping are able to organize product listings in the manner best suited to their needs, by relevancy, category, price or merchant.

    The Popularity-based Shopping product's scalable architecture easily accommodates new products and category listings. We update our database of products by spidering and indexing merchant sites or by receiving periodic updates of product listings directly from the merchants. Regular product updates ensure that such information as pricing, product descriptions and availability remains current.

    In addition to providing more relevant and accurate product listings, popularity-based rankings for products may also:

    - IDENTIFY CONSUMER TRENDS. For similar products, those experiencing the greatest consumer demand are prioritized higher.

    - ACT AS IMPLIED PRODUCT RECOMMENDATIONS. Shoppers may view popularity-based rankings as implicit recommendations from fellow shoppers and may feel more comfortable with their buying decision.

    - REFLECT CONSUMER SATISFACTION WITH THE ONLINE MERCHANT. An important factor for consumers in buying over the Internet is the reputation of the merchant. For similar products from different merchants, the merchants experiencing the greatest consumer demand are prioritized higher.

TECHNOLOGY

    Our Popularity Engine technology and proprietary software, which we call our Bifurcated-Systems architecture, have been designed to serve as the foundation for a variety of scalable information organization and aggregation applications. The Popularity Engine can be readily deployed to work with various data, such as multi-media content and corporate site-specific data. Our Popularity-based Search product anonymously monitors the activity of millions of daily Internet users to systematically organize large volumes of information according to user demand. Our Bifurcated-Systems architecture enables large volumes of data to be processed in the background on a cluster of dedicated processing servers. The data is then compressed into highly scalable applications supported on separate and geographically dispersed clusters of distribution servers available to users via the Internet. The Popularity Engine's modularity simplifies deployment as either a stand-alone solution or as a core complement to existing technology.

    Our Popularity Engine technology provides a foundation for building applications that leverage the activity of users to systematically organize large volumes of data according to user demand. The Popularity Engine captures and processes the anonymous activity of users as they locate and access information, products or services. To deploy the service, our OEM customers utilize a software utility provided by us which tags universal resource locators, or URLs, with a special redirect code. The redirect code operates to create a data file of relevancy records identifying the information, products or services that users found useful in satisfying their requests for information. Our systems process these relevancy records and use our proprietary mathematical algorithms to rank the information, products or services according to user demand. These rankings are then incorporated into the Popularity Engine and utilized in satisfying requests of subsequent users.

    Our Bifurcated-Systems architecture is a two-part system employing a dedicated cluster of "processing servers" that utilize sophisticated data mining techniques to analyze the millions of relevancy records we process each day. This cluster of processing servers applies our proprietary mathematical algorithms and compresses the data into highly scalable data files. These files are then propagated to geographically-dispersed clusters of "distribution servers" that operate to resolve customer requests. The distribution server clusters comprise redundant arrays of inexpensive servers that cooperate to provide incrementally scalable support for OEM customer traffic loads. By adding servers to each cluster, we can quickly and efficiently increase capacity for our own Web site and our OEM customer sites.

CUSTOMERS

    Our popularity-based solution may be found at our Web site and at our OEM customers' Web sites. The following is a list of our 22 OEM customers as of November 30, 1999:

About.com                                      Lycos
Apple Computer                                 mainCampus.com
AT&T WorldNet                                  Microsoft (MSN)
Catcha.com                                     Pinault-Printemps-Redoute
GeneralSearch.com                              Punto (Portal Srl)
Go2Net                                         SavvySearch
HotBot (Wired Digital/Lycos)                   Scandinavia Online
ICQ (AOL)                                      SimpleSearch
Infoseek                                       UKMax.com (Hollinger Digital)
InfoSpace.com                                  Zap
LookSmart                                      ZDNet

    For the nine months ended September 30, 1999, Lycos, including its subsidiary HotBot, accounted for approximately 70% of our total revenues. A significant decline in sales to Lycos or any other customer that accounts for a significant portion of our revenues could adversely affect our business and cause our stock price to decline.

CASE STUDIES

    The following are customer case studies that describe the various ways in which our OEM customers use our products.

AT&T WORLDNET

    AT&T WorldNet is an Internet service provider that delivers reliable, easy Internet access, email addresses, chat, free Web space, online communities and games. The AT&T WorldNet Web site, located at WWW.ATT.NET, is the default page for nearly 1.7 million AT&T WorldNet customers and is the 47th most visited Web site on the Internet with more than four million unique visitors in October 1999, according to Media Metrix. AT&T WorldNet required a new, user-friendly search technology which would enable customers to navigate more effectively from the AT&T WorldNet site to find the information they were looking for. AT&T WorldNet saw this as a crucial step in order to increase customer satisfaction and loyalty, as well as to reduce customer help desk costs for the users on the site who could not easily find information. At the same time, AT&T WorldNet was also looking for an integrated technology solution that could be applied across its many applications within its Web site, including corporate information, Internet search and e-commerce.

    In October 1999, AT&T WorldNet launched our Popularity-based Search product as its default search technology, and subsequently added our Popularity-based Shopping product as a complement to its existing e-commerce offerings. Our technology is deployed across the portal site and AT&T WorldNet's various applications to provide accurate and relevant information for AT&T WorldNet customers and employees.

ZDNET

    ZDNet is a leading technology content network and source for computing and Internet content and commerce. ZDNet combines interactive technology and its own editorial team with Ziff-Davis' worldwide network of journalists to produce original content and create communities of common interests in computing. ZDNet sought a technology that could organize search results of its proprietary

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
data and online content according to previous user preferences, as well as provide relevant and accurate search results from across the entire Web.

    ZDNet began using our Popularity-based Search product in April 1999, including our Internet Search Engine. A link to our popularity-based search results appears at the top of every ZDNet search results page, allowing visitors to view the top 10 most visited pages for the search term they have requested. The ZDNet search service provides visitors with relevant and accurate results from across ZDNet and the entire Web.

PUNTO

    Punto is a new Italian Web portal which features a local Italian perspective, with a focus on lifestyle, ease-of-use and quality content. It provides multiple services to its users including directories, chat and online merchants' special offers, as well as daily news and weather reports for 360 Italian cities. Punto seeks to make the Internet experience easier and more useful for the millions of users connecting to the Internet in Italy, and was looking for a search product that could accommodate multiple languages.

    Punto launched its portal site in October 1999 featuring components of our Popularity-based Search product, including our Internet Search Engine and Related Searches. Punto features both our general results as well as results tailored to the Italian market. We are also collecting relevancy-results data for the Italian market.

SALES AND MARKETING

    Our Popularity-based Search product is accessible at our OEM customers' Web sites and at our Web site. Popularity-based search results that we provide at our OEM customers' Web sites generally have the look and feel of the host site, but include results ranked by our Popularity Engine. We deploy our Popularity-based Search product on customer sites usually through either our default model, where we usually provide the first page view or first set of search results for the user's request, or our button model, where we provide a hyperlinked option by which users can select the ten most popular results for their search query. Our default model may be found at a number of sites including AT&T WorldNet, HotBot, Lycos, SimpleSearch and Zap. Our button model can be found at such Web sites as AOL's ICQ, LookSmart and MSN.

    We have a sales team dedicated to marketing our products to OEM customers. Our OEM sales team targets highly trafficked Web sites including portals and destination sites. The sales cycle for OEM sales usually takes approximately one to three months. Our OEM sales team also participates in sales support and account management for our OEM customers. We have one OEM sales person, located in Paris, who is dedicated to the international market. In addition, we have personnel targeting online merchant acquisition for our Popularity-based Shopping product.

    We also have a direct sales force that sells advertising. Our internal advertising sales force generates the majority of advertising sales on our own Web site. We also offer self-service text sponsorship advertising on our Web site that allows advertisers to create keyword targeted text ads using our automated auction-based system. This advertising initiative targets small to medium advertisers since sponsorship accounts can be created for as little as $25. Advertisements, which appear next to search results, are sold on an impression basis. Our self-service text sponsorship product leverages our popularity data to help with better ad placement, making it easy for vendors to advertise on search results pages for exact keywords that best fit their target audience.

    We believe that a brand promotion campaign will increase usage of our products. All of our current OEM customer relationships allow us to co-brand our products with the our OEM customer.

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
To further build the Direct Hit brand, we currently focus on reaching Internet users through advertising media, as well as through an active public relations campaign.

    Our sales and marketing organization consisted of 13 individuals as of November 30, 1999.

RESEARCH AND DEVELOPMENT

    We believe that strong research and development capabilities are essential to maintaining the competitiveness of our product offerings, enhancing our core technology and developing additional applications incorporating that technology. We have actively recruited key engineers and software developers with expertise in the areas of information retrieval and massively scalable databases. In addition, we strive to create and maintain an environment of rapid innovation and product release.

    Since inception, we have focused our research and development efforts on developing and enhancing our core technologies, and on applying these technologies to our Internet Search Engine and our Popularity-based Shopping product. We are currently working to add features and new functionality to our existing products and to develop new products and services. Our research and development expenses totaled $1.5 million for the nine months ended
September 30, 1999 and $472,000 for the period from inception (April 27, 1998) through December 31, 1998. As of November 30, 1999, we had 24 individuals engaged in research and development.

BOARD OF ADVISORS

    We have assembled a Board of Advisors comprised of experts in the fields of information retrieval and networking technology. Members of our Board of Advisors provide guidance to our management about technology developments and marketplace needs to assist us with our business strategy. Periodically, we seek feedback and guidance on technology applications and business market focus. The members of the Board of Advisors are:

    - Louis Monier, former Chief Technology Officer of AltaVista and the creator of its technology;

    - Mark Nitzberg, a co-founder of Viaweb and current managing director of Twine, a venture capital firm;

    - David Douglas, the former Director of Advanced Hardware of Thinking Machines and currently Chief Technologist of the Network Service Provider division at Sun Microsystems; and

    - Ilene Lang, former Chief Executive Officer of AltaVista and current Chief Executive Officer of Individual.com.

COMPETITION

    The markets we compete in are new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do.

    In the market for private-labeled search engine solutions, we compete on the basis of results relevancy, performance, scalability, speed of deployment, ease-of-use and price. We believe we compete favorably on these factors. We compete primarily against companies such as Inktomi. We also are aware of smaller companies that are focusing resources on developing and marketing products and services that may compete with our Popularity-based Search product. In the market for consumer-direct search services, we compete on the basis of results relevancy, performance and ease-of-use. We believe we compete favorably on these factors. We compete primarily with companies offering search-specific Internet sites directly to consumers.

    In the market for providing shopping engine solutions, we expect to compete on the basis of results relevancy, number of merchants, number of products, performance, scalability, speed of deployment, ease-of-use and price. We expect to compete favorably on these factors. We compete with a number of companies to provide product shopping engine services, many of whom have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading on-line services and advertisers, and have secured greater presence in distribution channels. Competitors who offer shopping engine services include Inktomi and mySimon. We also are aware of smaller companies that are focusing resources on developing and marketing products and services that may compete with our Popularity-based Shopping product.

    We cannot assure you that we will be able to compete successfully against current and future competitors. Any inability to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing the proprietary rights of others. We rely on a combination of patent, copyright, trademark, and trade secret laws and confidentiality and license agreements with our employees, customers, partners and third parties to protect our proprietary rights. These legal protections afford only limited protection for our technology. We have applied for the registration of certain of our trademarks and service marks in the United States and internationally. We cannot predict whether any registered trademarks or service marks will issue from these applications, or, if issued, whether such registered trademarks or service marks will provide any meaningful protection.

    Gary Culliss, our co-founder, Chief Technology Officer and Chairman, is the owner of one patent covering certain of our technology. Mr. Culliss also has filed, and is the owner of, three U.S. patent applications covering certain of our technology. To date, Mr. Culliss has received notices of allowance on two of these patent applications. We have entered into a patent license agreement with Mr. Culliss pursuant to which we have been given exclusive and fully paid-up rights to all of the technology covered by Mr. Culliss' patent and patent applications. Other parties to the agreement include entities affiliated with our directors Rob Chandra, Jonathan Goldstein, Vernon Lobo and Warren Packard; such entities have no current rights in the patent or patent applications, but will be granted certain rights by Mr. Culliss if we file for bankruptcy or cease to do business for sixty days. We cannot predict whether any patents will issue from Mr. Culliss' patent applications. In addition, we cannot predict whether the issued patent or any subsequently issued patents will provide any meaningful protection.

    We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks, technology or copyrighted material, to third parties. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our rights under Mr. Culliss' patent and any subsequently issued patents, and our copyrights, trademarks and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

    As of November 30, 1999, we had a total of 51 full-time employees. We also employ independent contractors to support our operations.

    Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense. We have never had a work stoppage and our employees are not represented by any collective bargaining unit. We consider our relations with our employees to be good.

FACILITIES

    Our headquarters are currently located in approximately 10,000 square feet of leased office space in Wellesley, Massachusetts. The lease expires on December 31, 2001.

    We have entered into a lease for approximately 22,000 square feet of space located in Natick, Massachusetts. We plan to relocate our entire office and operations to the new location. The lease commenced in November 1999 and expires on October 31, 2002. We have begun efforts to sublease the Wellesley office space.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our executive officers and directors as of November 30, 1999:

NAME                            AGE                             POSITION
----                          --------   -------------------------------------------------------
Michael Cassidy.............     36      Chief Executive Officer, President and Director
Gary Culliss................     29      Chief Technology Officer, Secretary and Chairman
John McDonough..............     39      Executive Vice President, Chief Operating Officer,
                                         Chief
                                         Financial Officer and Treasurer
David Andre.................     39      Vice President of Engineering
Maurice Casey...............     42      Vice President of Sales
Tom Harrison................     37      Vice President of Product Development
Meredith McPherron..........     32      Vice President of Marketing
David Parker................     36      Vice President of Business Development
Rob Chandra.................     33      Director
Jonathan Goldstein(1)(2)....     38      Director
Vernon Lobo(1)..............     34      Director
Warren Packard(2)...........     32      Director
Michael Santullo(2).........     38      Director

------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

    MICHAEL CASSIDY, a co-founder of our company, has served as our Chief Executive Officer, President and a member of the board of directors since
April 1998. From May 1997 to December 1997, Mr. Cassidy studied at the Berklee College of Music. From 1991 to February 1996, Mr. Cassidy was Chief Executive Officer of Stylus Innovation, a telephony software company he co-founded. Stylus was acquired by Artisoft, a computer telephony and communications software company, in February 1996. After Stylus' acquisition by Artisoft, Mr. Cassidy served as a Senior Vice President at Artisoft from February 1996 to December 1996. Mr. Cassidy holds a B.S. and M.S. in aerospace engineering from MIT and an M.B.A. from Harvard University.

    GARY CULLISS, a co-founder of our company, has served as our Chief Technology Officer, Secretary and Chairman of our board of directors since
April 1998. Before co-founding Direct Hit, Mr. Culliss attended Harvard Law School, graduating in May 1998. During law school Mr. Culliss worked with the law firms Sullivan & Cromwell and Kaye, Scholer, Fierman, Hays & Handler, LLP. From 1993 to September 1995, Mr. Culliss was a registered Patent Agent and worked with the Law Office of Michael J. Colitz, Jr. Mr. Culliss holds his B.S. in mechanical engineering from the University of South Florida and received his J.D. from Harvard University. Mr. Culliss has been registered to practice before the United States Patent and Trademark Office since 1993.

    JOHN MCDONOUGH has served as our Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer since September 1999. From June 1997 to September 1999, Mr. McDonough was President and Chief Executive Officer of Workgroup Technology Corporation, a software development company. From June 1995 to June 1997, Mr. McDonough was a consultant to several start-up technology companies. From 1985 to June 1995, Mr. McDonough held several positions with Easel Corporation, a client/server software tools company, where he served as Chief Financial Officer and Senior Vice President, Operations from 1986 to 1992, Chief Operating Officer from 1992 to 1994, and Chief Executive Officer from 1994 to June 1995. Mr. McDonough holds his B.S. in business administration, MAGNA CUM LAUDE, from Stonehill College and is a CPA.

    DAVID ANDRE has served as our Vice President of Engineering since October 1999. From March 1997 to October 1999, Mr. Andre was first Director of Product Development, then Vice President of Engineering, at Lycos. From November 1995 to March 1997, Mr. Andre was Director of Internet Development at SQA, a test automation software company. From 1990 to November 1995, Mr. Andre was Product Line Manager at Object Design, an object-oriented database software company.
Mr. Andre holds his B.S.E.E. from MIT and his M.S.C.S. from the University of Maryland.

    MAURICE CASEY has served as our Vice President of Sales since September 1999. From July 1997 to September 1999, Mr. Casey was first a Vice President, Eastern Sales Director, then Vice President, National Sales Director, at Switchboard.com, a yellow pages and white pages directory on the Web. From October 1996 to July 1997, Mr. Casey was New York Regional Manager with the NewsPage division of Individual, an information services company. From 1989 to October 1996, Mr. Casey held sales and sales management positions with the Smithsonian Institution for its Smithsonian Magazine and its Air and Space Magazine.

    TOM HARRISON has served as our Vice President of Product Development since May 1998. From May 1997 to May 1998, Mr. Harrison was the Director of Software Development at Cambridge Systematics, a planning, policy and management solutions consulting company. From 1993 to May 1997, Mr. Harrison was President of Sublime Software, a consulting firm specializing in large-scale client server architecture, distributed database design and early Internet applications development. Mr. Harrison holds his B.A. in economics from Princeton University.

    MEREDITH MCPHERRON has served as our Vice President of Marketing since August 1999. From July 1997 to August 1999, Ms. McPherron served as a senior marketing manager and then a director for Guinness Import Company. From January 1997 through June 1997, Ms. McPherron worked as a private consultant. From 1993 to December 1996, Ms. McPherron held a variety of brand management positions at General Mills within the cereal and yogurt categories. Ms. McPherron holds her B.A. and M.B.A. from Harvard University.

    DAVID PARKER has served as our Vice President of Business Development since August 1998. From July 1997 to August 1998, Mr. Parker was the General Manager of the New Media Group at Viaweb, a company providing software and reporting tools for building and operating online commerce Web sites. From October 1995 to July 1997, Mr. Parker was Vice President, Marketing for Delphi Inc./Knowledge Factory, a business information company. From 1993 to October 1995, Mr. Parker was Vice President, Circulation for Community Newspaper Company, an owner and operator of regional newspapers. Mr. Parker holds his B.A. and M.B.A. from Harvard University.

    ROB CHANDRA joined our board of directors in July 1999. Mr. Chandra is a General Partner with Commonwealth Capital, a venture capital firm that he joined in January 1996. From 1993 to December 1995, Mr. Chandra was a consultant with McKinsey. Mr. Chandra holds his B.A. from University of California at Berkeley and his M.B.A. from Harvard University.

    JONATHAN GOLDSTEIN joined our board of directors in July 1999.
Mr. Goldstein has been with TA Associates, a venture capital firm, since 1986, serving as Vice President from September 1990 to December 1996 and as a Principal since January 1997. Mr. Goldstein currently serves on the board of directors of Andover.net. Mr. Goldstein holds his B.S. in biology, his B.S. in chemical engineering and his M.S. in biochemical engineering from MIT, and his M.B.A. from Harvard University.

    VERNON LOBO joined our board of directors in November 1998. Since October 1997, Mr. Lobo has been a Managing Director of Mosaic Venture Partners, a venture capital firm he co-founded. Mr. Lobo is also currently Chairman of CYBERplex, a professional service organization focused on developing electronic commerce solutions for the Internet. From September 1995 to September 1997,
Mr. Lobo was a partner with Quorum Growth, a venture capital firm. From 1991 to August 1995, Mr. Lobo was a consultant with McKinsey. Mr. Lobo holds his B.A.Sc. in engineering from the University of Waterloo, and his M.B.A. from Harvard University, where he was a Baker Scholar.

    WARREN PACKARD joined our board of directors in May 1998. Since June 1997, Mr. Packard has been with Draper Fisher Jurvetson, a venture capital firm, most recently serving as Director. From January 1996 until June 1997, Mr. Packard was Vice President of Business Development of Angara Database Systems, a main-memory database technology company which he co-founded. From June 1996 to January 1997, Mr. Packard was an Associate at Institutional Venture Partners, a venture capital firm. From 1991 to August 1995, Mr. Packard served as a Senior Principal Engineer in the New Business and Advanced Product Development Group at Baxter International. He currently serves as a director of Digital Impact and FogDog Sports. Mr. Packard is a Phi Beta Kappa graduate of Stanford University and holds a B.S. and M.S. in mechanical engineering. He also holds his M.B.A. from Stanford University, where he was an Arjay Miller Scholar.

    MICHAEL SANTULLO joined our board of directors in November 1998. Since April 1998, Mr. Santullo has been an active investor with and advisor to early stage Internet companies. From 1994 to October 1997, Mr. Santullo was the Chief Executive Officer of Four11, an email and white pages directory on the Web which he co-founded. Four11 was acquired by Yahoo! in October 1997. After Four11's acquisition by Yahoo!, Mr. Santullo served as Vice President at Yahoo! from October 1997 to April 1998. Mr. Santullo holds his B.S. in electrical engineering from MIT.

BOARD COMMITTEES

    The board of directors has established an audit committee and a compensation committee. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection and performance of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and our internal accounting and financial control policies and procedures. The members of the audit committee are presently Messrs. Goldstein and Lobo.

    The compensation committee has the power to create our executive compensation policy and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The committee also administers our stock option and stock purchase plans. The members of the compensation committee are presently Messrs. Goldstein, Packard and Santullo.

DIRECTOR COMPENSATION

    Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. No director employed by us will receive separate compensation for services rendered as a director. Directors are also eligible for participation in our 2000 Stock Option and Incentive Plan. See the description of that plan under the section of this prospectus called "Management--Stock Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer for services rendered in all capacities from inception (April 27, 1998) through December 31, 1998. We may refer to this officer as our named executive officer in other parts of this prospectus. No other executive officer or employee had compensation in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                          ANNUAL COMPENSATION               NUMBER OF
                               -----------------------------------------    SECURITIES
                                                          OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS (#)    COMPENSATION ($)
---------------------------    ----------   ---------   ----------------   ------------   ----------------
Michael Cassidy,
  Chief Executive Officer and
  President..................   $ 51,173    $ 10,000              --               --               --

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth specified information regarding options granted to the named executive officer during 1998. We have not granted any stock appreciation rights. The options listed were granted under our 1998-A Stock Option Plan. In general, options granted under the plan vest over four years, with 25% of the option shares granted vesting on the one-year anniversary of the grant date and the remainder vesting in 36 equal monthly installments, and expire on the tenth anniversary of the date of grant, subject to earlier termination in certain situations related to resignation or termination of employment. The percentage of total options granted to employees in 1998 shown in the table below is based on options to purchase an aggregate of 1,824,696 shares of common stock granted during 1998. Potential realizable values are net of exercise prices and before taxes, and are based on an assumed initial public
offering price of $    per share and the assumption that our common stock
appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholders' continued employment through the option period and the date on which the options are exercised.

                                                                                                POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                                     VALUE AT ASSUMED
                                       ----------------------------                                ANNUAL RATES OF
                                       NUMBER OF                                                        STOCK
                                       SECURITIES     % OF TOTAL                               PRICE APPRECIATION FOR
                                       UNDERLYING   OPTIONS GRANTED   EXERCISE                       OPTION TERM
                                        OPTIONS     TO EMPLOYEES IN   PRICE PER   EXPIRATION   -----------------------
NAME                                    GRANTED          1998           SHARE        DATE          5%          10%
----                                   ----------   ---------------   ---------   ----------   ----------   ----------
Michael Cassidy......................         --             --             --           --           --           --

                1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the number and value of options exercised by the named executive officer as of December 31, 1998 and the number and value of any unexercised options held by the named executive officer at December 31, 1998. The value of unexercised in-the-money options represents the total gain which would be realized if all in-the-money options held at December 31, 1998 were exercised, determined by multiplying the number of shares underlying the options by the difference between an assumed initial public offering price of $ per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                          OPTIONS AT DECEMBER 31, 1998       AT DECEMBER 31, 1998
                                NUMBER OF                 -----------------------------   ---------------------------
                             SHARES ACQUIRED    VALUE
NAME                           ON EXERCISE     REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                         ---------------   --------   ------------   --------------   -----------   -------------
Michael Cassidy............           --            --            --              --             --             --

STOCK PLANS

    1998-A STOCK PLAN. Our board of directors and stockholders adopted the Direct Hit Technologies, Inc. 1998-A Stock Plan in June 1998. The aggregate number of shares of common stock which may be issued under the 1998-A plan is 2,462,815. Under the 1998-A plan, we are authorized to grant incentive stock options and non-qualified stock options, as well as awards of common stock and opportunities to make direct purchases of common stock to employees, consultants, directors and officers. The 1998-A plan is administered by the board of directors and the compensation committee. The 1998-A plan provides that the board of directors and the compensation committee has the authority to select the participants and determine the terms of the stock options granted under the plan. An incentive stock option is not transferable by the recipient except by will or by the laws of descent and distribution. Non-qualified stock options and other awards are transferable only to the extent provided in the agreement relating to such option or award or in response to a valid domestic relations order. Generally, no incentive stock options may be exercised more than thirty days following termination of employment. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of six months after such termination. As of November 30, 1999, we had outstanding under the 1998-A plan incentive stock options exercisable for 1,166,146 shares of common stock and non-qualified stock options exercisable for 86,500 shares of common stock.

    2000 STOCK OPTION AND INCENTIVE PLAN. Our 2000 Stock Option and Incentive Plan was adopted by our board of directors in December 1999 and has not yet been approved by our stockholders. The 2000 plan provides for the grant of stock-based awards to employees, officers and directors of, and consultants or advisors to our company and our subsidiaries, including incentive stock options and non-qualified stock options and other equity-based awards. Incentive stock options may be granted only to our employees. A total of 2,000,000 shares of common stock may be issued upon the exercise of options or other awards granted under the 2000 plan. The maximum number of shares that may be granted to any employee under the 2000 plan shall not exceed 1,000,000 shares of common stock during any calendar year.

    The 2000 plan is administered by the board of directors and the compensation committee. The 2000 plan provides that the board of directors and the compensation committee have the authority to select the persons to whom awards are granted and determine the terms of each award, including the number of shares of common stock to be granted. Payment of the exercise price of an award may be made in cash, shares of common stock, a combination of cash or stock or by any other method approved by the board or compensation committee, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise permitted by us, awards are not assignable or transferable except by will or the laws of descent and distribution.

    The board of directors or the compensation committee may amend, modify or terminate any award granted or made under the 2000 plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The board of directors or the compensation committee may also accelerate or extend the date or dates on which all or any particular option or options granted under the 2000 plan may be exercised. No options or other equity-based awards have been granted to date under the 2000 plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN. The 2000 Employee Stock Purchase Plan was adopted by our board of directors in December 1999 and has not yet been approved by our stockholders. The 2000 purchase plan provides for the issuance of a maximum of 500,000 shares of common stock.

    The 2000 purchase plan is administered by the board of directors and the compensation committee. All of our employees whose customary employment is for more than 20 hours per week and for more than three months in any calendar year and who have completed more than 90 days of employment with us on or before the first day of any six-month payment period are eligible to participate in the 2000 purchase plan. Outside directors and employees who would own 5% or more of the total combined voting power or value of our stock immediately after the grant may not participate in the 2000 purchase plan. To participate in the 2000 purchase plan, an employee must authorize us to deduct an amount not less than one percent nor more than 10 percent of a participant's total cash compensation from his or her pay during each six-month payment period. The first payment period will commence on a date to be determined by the board of directors and end on December 31, 2000. Thereafter, the payment periods will commence on the first day of January and July and end on the last day of the following June and December, respectively, of each year, but in no case shall an employee be entitled to purchase more than 500 shares in any one payment period. The exercise price for the option granted in each payment period is 85% of the lesser of the average market price of the common stock on the first or last business day of the payment period, in either event rounded up to the nearest cent. If an employee is not a participant on the last day of the payment period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 2000 purchase plan may not be transferred or assigned. An employee's rights under the 2000 purchase plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 2000 purchase plan.

                              CERTAIN TRANSACTIONS

    We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

SALES OF STOCK

    SERIES A PREFERRED STOCK FINANCING.

    In May 1998, we issued and sold an aggregate of 5,187,501 shares of series A preferred stock at a price of $0.2667 per share. Investors who participated in this transaction include:

INVESTOR                                                      NUMBER OF SHARES
--------                                                      ----------------
Draper Fisher Associates Fund IV, L.P.......................     4,475,625
Draper Fisher Partners IV, LLC..............................       336,876
Michael Santullo............................................       187,500

    Warren Packard, one of our directors, is a director of Draper Fisher Associates Fund IV, L.P. and Draper Fisher Partners IV, LLC. Michael Santullo is one of our directors.

    SERIES B PREFERRED STOCK FINANCING.

    In November 1998, we issued and sold an aggregate of 1,323,912 shares of series B preferred stock at a price of $1.51067 per share. Investors who participated in this transaction include:

INVESTOR                                                      NUMBER OF SHARES
--------                                                      ----------------
Mosaic Venture Partners, LP I...............................      866,061
Draper Fisher Associates Fund IV, L.P.......................      395,022
Draper Fisher Partners IV, LLC..............................       29,733
Michael Santullo............................................       16,548

    Vernon Lobo, one of our directors, is a managing director of Mosaic Venture Partners, LP I.

    SERIES C PREFERRED STOCK FINANCING.

    In July 1999, we issued and sold an aggregate of 4,431,263 shares of series C preferred stock at a price of $5.9351 per share. Investors who participated in this transaction include:

INVESTOR                                                      NUMBER OF SHARES
--------                                                      ----------------
Entities associated with TA Associates......................      1,684,892
Draper Fisher Associates Fund IV, L.P.......................        313,389
Draper Fisher Partners IV, LLC..............................         23,588
Entities associated with Commonwealth Capital Ventures......        336,979
Mosaic Venture Partners, LP I...............................        168,488

    Jonathan Goldstein, one of our directors, is a principal of each of the entities associated with TA Associates. Rob Chandra, one of our directors, is a general partner of each of the entities associated with Commonwealth Capital Ventures.

    In connection with the sale of the series C preferred stock, we entered into a voting agreement with the holders of our preferred stock and our founders which requires these stockholders and our founders to elect the following directors: the President or Chief Executive Officer; a nominee designated by the common stockholders, initially Michael Santullo; a nominee designated by TA Associates, initially Jonathan Goldstein; a nominee designated by Gary Culliss, initially Gary Culliss; a nominee designated by Draper Fisher Jurvetson, initially Warren Packard; and a nominee designated by Mosaic Venture Partners, initially Vernon Lobo. The voting agreement will terminate upon the closing of this offering.

    REGISTRATION RIGHTS. In connection with the preferred stock financings, we granted registration rights to the preferred stockholders. For a description of these registration rights, see "Description of Capital Stock--Registration Rights."

NON-COMPETITION AGREEMENTS

    We have entered into noncompetition agreements with each of Michael Cassidy, Gary Culliss and David Parker. Each agreement imposes a prohibition on competing with us for 12 months following termination of employment.

PATENT LICENSE

    We have entered into an exclusive patent license agreement with Gary Culliss. Other parties to the agreement include entities affiliated with our directors Rob Chandra, Jonathan Goldstein, Vernon Lobo and Warren Packard. Under the license agreement, we have been given rights to all technology covered by one patent and three patent applications owned by Mr. Culliss. For a description of this patent license, see "Business--Intellectual Property."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this prospectus, by:

    - our named executive officer;

    - each of our directors;

    - each person known by us to be the beneficial owner of more than 5% of our common stock; and

    - all executive officers and directors as a group.

    Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Direct Hit Technologies, Inc., 888 Worcester Street, Suite 340, Wellesley, Massachusetts 02482, and each beneficial owner has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by us to a person or entity listed in the table pursuant to options that may be exercised within 60 days after November 30, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

    For purposes of calculating the percentage of common stock beneficially owned by any person, the number of shares deemed outstanding before the offering gives effect to the conversion of our outstanding preferred stock into 10,942,676 shares of common stock that will occur upon the closing of this offering.

                                                                                       PERCENTAGE OF COMMON
                                                                NUMBER OF                STOCK OUTSTANDING
                                                                  SHARES         ---------------------------------
                                                               BENEFICIALLY       BEFORE              AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNED          OFFERING           OFFERING
------------------------------------                           ------------      --------      -------------------
EXECUTIVE OFFICERS AND DIRECTORS:
Gary Culliss.............................................        4,840,248         23.4%
Michael Cassidy..........................................        2,943,750         14.2
Rob Chandra(1)...........................................          336,979          1.6
Vernon Lobo(2)...........................................        1,030,549          5.0
Jonathan Goldstein(3)....................................        1,684,892          8.2
Warren Packard(4)........................................        5,574,233         27.0
Michael Santullo.........................................          204,048            *
All executive officers and directors as a group (13
  persons)(5)............................................       17,791,574         83.9

OTHER FIVE PERCENT STOCKHOLDERS:
Entities affiliated with Draper Fisher Jurvetson(6)......        5,574,233         27.0
  400 Seaport Court, Suite 250
  Redwood City, CA 94063
Entities associated with TA Associates(7)................        1,684,892          8.2
  High Street Tower, Suite 2500
  125 High Street
  Boston, MA 02110

------------------------

* Less than 1%

(1) Consists of 321,104 shares held by Commonwealth Capital Ventures II L.P. and 15,875 shares held by CCV II Associates L.P. Mr. Chandra is a General Partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. and may be deemed to share voting and investment power with respect to all shares held by Commonwealth Capital Ventures II L.P. and by CCV II Associates L.P. Mr. Chandra disclaims beneficial ownership of such shares.

(2) Consists of 1,030,549 shares held by Mosaic Venture Partners, LP I.
    Mr. Lobo is a Managing Director of Mosaic Venture Partners, LP I and may be deemed to share voting and investment power with respect to all shares held by Mosaic Venture Partners, LP I. Mr. Lobo disclaims beneficial ownership of such shares.

(3) Consists of 1,123,318 shares held by TA/Advent VIII L.P., 22,409 shares held by TA Investors LLC, 21,398 shares held by TA Executives Fund LLC and 517,767 shares held by Advent Atlantic and Pacific III Limited Partners.
    Mr. Goldstein is a Managing Director of TA/Advent VIII L.P., TA Investors LLC, TA Executives Fund LLC and Advent Atlantic and Pacific III Limited Partners and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Goldstein disclaims beneficial ownership of such shares, except to the extent of 4,996 shares of preferred stock which he owns through TA Investors LLC.

(4) Consists of 5,184,036 shares held by Draper Fisher Associates Fund IV, LP, and 390,197 held by Draper Fisher Partners IV, LLC. Mr. Packard is a Director for Draper Fisher Associates Fund IV, LP and Draper Fisher Partners IV, LLC and may be deemed to share voting and investment power with respect to all shares held by those entities. Mr. Packard disclaims beneficial ownership of such shares.

(5) Includes 535,000 shares subject to options exercisable within 60 days of November 30, 1999. Also includes 8,621,657 shares deemed to be beneficially owned by certain of our directors, and as to which such directors disclaim beneficial ownership. See notes 1, 2, 3 and 4 above.

(6) Consists of 5,184,036 shares held by Draper Fisher Associates Fund IV, LP, and 390,197 shares held by Draper Fisher Partners IV, LLC.

(7) Consists of 1,123,318 shares held by TA/Advent VIII L.P., 517,767 shares held by Advent Atlantic & Pacific III L.P., 22,409 shares held by TA Investors LLC and 21,398 shares held by TA Executives Fund LLC.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and certain provisions of our restated certificate of incorporation and bylaws are summaries. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

    Upon the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

    As of November 30, 1999, there were 20,796,568 shares of common stock outstanding and held of record by 49 stockholders, assuming conversion of all outstanding shares of preferred stock.

    The holders of common stock are entitled to one vote for each share of common stock held of record on our books for the election of directors and on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably dividends, if any, when, as and if declared by the board of directors out of assets legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon our dissolution, liquidation or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities, subject to the preferential rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

    Upon the closing of this offering, the board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Pursuant to the terms of a rights agreement, after this offering, the holders of approximately 18,726,674 shares of common stock, including 7,783,998 shares of common stock owned by our founders, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the rights agreement, if we propose to register any of our securities under the Securities Act for our own account, the holders, including the founders, are entitled to notice of such registration and are entitled to include shares of their common stock therein. If we propose to register any of our securities under the Securities Act for the account of our non-founder security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of their common stock therein. Additionally, the non-founder holders are also entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. We are not required to effect more than four of these demand registrations. In addition, the non-founder holders are entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act on Form S-3 at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. We are not required to effect more than three of these Form S-3 demand registrations in any twelve-month period. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following any offering of our securities, including this offering. In addition, our obligation to register shares of common stock terminates immediately with respect to any security holder, provided that all shares held by the holder may be publicly sold within a three-month period pursuant to the Securities Act. In any event, all registration rights terminate five years from the date of this prospectus.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
  INCORPORATION AND BYLAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, some provisions of our restated certificate of incorporation and restated bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. The restated certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the board of directors or chairman, stockholders may take no action between meetings.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The restated bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time contemplated at the time of the previous year's proxy statement, then a proposal shall be received no later than the close of business on the 10(th) day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever first occurs. The restated bylaws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    SUPER-MAJORITY VOTING. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, require a greater percentage. We have provisions in our certificate of incorporation and bylaws which require a super-majority vote of the stockholders to amend, revise or repeal anti-takeover provisions.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our restated certificate of incorporation provides that, to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct or knowing violations of law, for action leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws.

    Our restated certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - arising under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

    Upon the closing of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of equity securities.

    Upon the closing of this offering, we will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares purchased by "affiliates" (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. The remaining 20,796,568 shares of common stock will be deemed "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, including Rule 144(k), or Rule 701 promulgated under the Securities Act, which rules are summarized below. Giving effect to the lock-up agreements described below and the provisions of Rule 144, including Rule 144(k), and Rule 701, 20,796,568 shares will be available for sale in the public market as follows:

  NUMBER OF SHARES      DATE
  ----------------      ----
                        180 days from the date of this prospectus (subject in some cases to volume limitations)

                        At various times after 180 days from the date of this
                          prospectus (subject to vesting provisions)

    In general, under Rule 144, as currently in effect, a person, or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding
shares of common stock, approximately       shares immediately after this
offering, or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to restrictions. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    All of our directors, officers and stockholders have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus.

    Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of November 30, 1999, the holders of options exercisable for approximately 1,318,646 shares of common stock, all of whom are bound by a 180-day lock-up obligation, will be eligible to sell their shares on the expiration of the 180-day lock-up period, subject in some cases to vesting of the shares underlying such options.

    We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file a registration statement covering shares offered pursuant to the 1998-A Stock Plan, the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of common stock under the 1998-A Stock Plan, the 2000 Stock Option and Incentive Plan and the 2000 Employee Stock Purchase Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

    Following this offering, holders of 18,726,674 shares of outstanding common stock will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares in any future registration of our securities. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

UNDERWRITING AGREEMENT

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC, SoundView Technology Group, Inc. and Wit Capital Corporation, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc..........................
Thomas Weisel Partners LLC..................................
SoundView Technology Group, Inc.............................
Wit Capital Corporation.....................................

  Total.....................................................
                                                                 ===

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a
concession of not in excess of $      per share, of which $         may be
reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in the price will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to        additional shares of common stock at the same price per
share as we will receive for the        shares that the underwriters have agreed
to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.

    UNDERWRITING DISCOUNTS AND COMMISSIONS. The following table shows the estimated per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                          WITHOUT            WITH
                                              PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                             SHARE         OPTION           OPTION
                                            --------   --------------   --------------
Assumed public offering price.............
Estimated underwriting discounts and
  commissions.............................
Estimated proceeds, before expenses, to
  us......................................

    The expenses of the offering payable by us are estimated at $           .
FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on       , 2000.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    FUTURE SALES. All of our executive officers, directors and stockholders have agreed, during the period of 180 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson
Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans. See "Shares Eligible for Future Sale."

    LISTING. We have applied for approval for the quotation of our common stock on the Nasdaq National Market under the symbol "DHIT."

    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to five percent of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

    STABILIZATION. The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    SERIES C PREFERRED STOCK INVESTMENT. On July 16, 1999, two limited partnerships affiliated with FleetBoston Robertson Stephens Inc. purchased an aggregate of 84,245 shares of our series C preferred stock for aggregate consideration of $500,003. Each share of series C preferred stock will convert into one share of our common stock upon completion of this offering.

    THOMAS WEISEL PARTNERS LLC. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 100 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

    WIT CAPITAL CORPORATION. Wit Capital Corporation, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 170 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with us or any of our founders or significant stockholders.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Legal matters in connection with this offering will be passed upon for the underwriters by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements as of December 31, 1998 and for the period from inception (April 27, 1998) through December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    In February 1999 our board of directors approved a change in accountants and our former accountants were dismissed. We subsequently engaged the independent accounting firm of Deloitte & Touche LLP. The former accountants' review report on our financial statements for the fiscal period ended December 31, 1998 did not contain an adverse opinion or disclaimer opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, we had no disagreements with our former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the fiscal period ended December 31, 1998 and subsequent interim periods.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. As permitted by the Securities Exchange Commission's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement.

    You may read and copy all or any portion of the registration statement or any other information that we file at the Securities Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities Exchange Commission. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Securities Exchange Commission's Web site WWW.SEC.GOV.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act used above, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

    We intend to furnish to our stockholders annual reports containing financial statements audited by an independent public accounting firm.

                         DIRECT HIT TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Auditors..............................     F-2
Balance Sheets as of December 31, 1998 and September 30,
  1999 (unaudited)..........................................     F-3
Statements of Operations for the Period from Inception
  (April 27, 1998) through December 31, 1998 and the Nine
  Months Ended September 30, 1999 (unaudited)...............     F-4
Statements of Stockholders' Equity for the Period from
  Inception (April 27, 1998) through December 31, 1998 and
  the Nine Months Ended September 30, 1999 (unaudited)......     F-5
Statements of Cash Flows for the Period from Inception
  (April 27, 1998) through December 31, 1998 and the Nine
  Months Ended September 30, 1999 (unaudited)...............     F-6
Notes to Financial Statements...............................     F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Direct Hit Technologies, Inc.
Wellesley, Massachusetts

We have audited the accompanying balance sheet of Direct Hit Technologies, Inc. (the "Company") as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the period from inception (April 27, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the period from inception (April 27, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 17, 1999

                         DIRECT HIT TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                                          PRO FORMA
                                                         DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                             1998           1999            1999
                                                         ------------   -------------   -------------
                                                                         (UNAUDITED)     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................   $2,557,673     $16,427,389
  Short term investments...............................           --      10,059,351
  Accounts receivable, less allowances of $5,100 in
    1998 and $44,100 in 1999...........................      162,846         357,238
  Prepaid expenses and other current assets............       20,830          37,311
                                                          ----------     -----------
      Total current assets.............................    2,741,349      26,881,289
                                                          ----------     -----------
Property and equipment, Net............................      170,046         991,475
Restricted cash........................................           --         150,000
Other assets...........................................       12,535          26,610
                                                          ----------     -----------
Total Assets...........................................   $2,923,930     $28,049,374
                                                          ==========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................   $    7,558     $   150,377
  Accrued expenses.....................................           --         166,661
  Accrued professional fees............................       31,805          55,907
  Accrued compensation.................................       28,646         357,176
  Other liabilities....................................           --          37,445
  Deferred revenue.....................................       32,500         245,135
                                                          ----------     -----------
      Total current liabilities........................      100,509       1,012,701
                                                          ----------     -----------

Commitments (Note 3)

Stockholders' Equity:
Convertible Preferred Stock:
  Series C $.001 par value, 4,431,265 shares
    authorized, 4,431,263 shares issued and outstanding
    (liquidation preference, $26,299,980)..............           --      26,279,468              --
  Series B $.001 par value, 1,323,912 shares
    authorized, issued and outstanding (liquidation
    preference, $2,000,000)............................    1,993,110       1,993,110              --
  Series A $.001 par value, 5,187,501 shares
    authorized, issued and outstanding (liquidation
    preference, $1,383,334)............................    1,378,334       1,378,334              --
  Common stock, $.001 par value, 35,000,000 shares
    authorized, 9,624,684 and 9,722,048 shares issued
    and outstanding; 20,664,724 pro forma..............        9,625           9,722          20,665
  Additional paid-in capital...........................      733,319       5,602,058      35,242,027
  Deferred compensation................................     (498,727)     (4,504,145)     (4,504,145)
  Accumulated deficit..................................     (792,240)     (3,721,874)     (3,721,874)
                                                          ----------     -----------     -----------
      Total stockholders' equity.......................    2,823,421      27,036,673     $27,036,673
                                                          ----------     -----------     ===========
Total Liabilities and Stockholders' Equity.............   $2,923,930     $28,049,374
                                                          ==========     ===========

                       See notes to financial statements.

                         DIRECT HIT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                                                              PERIOD FROM
                                                               INCEPTION
                                                               (APRIL 27,
                                                                 1998)        NINE MONTHS
                                                                THROUGH          ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Revenues:
  OEM.......................................................   $  175,420     $   805,044
  Advertising...............................................           --          57,159
                                                               ----------     -----------
      Total revenues........................................      175,420         862,203
  Cost of revenues..........................................       51,595         360,524
                                                               ----------     -----------
  Gross profit..............................................      123,825         501,679
                                                               ----------     -----------

Operating expenses:
  Sales and marketing.......................................       90,332         948,123
  Research and development..................................      471,598       1,502,224
  General and administrative................................      150,260         412,855
  Equity-related compensation...............................      231,775         826,927
                                                               ----------     -----------
    Total operating expenses................................      943,965       3,690,129
                                                               ----------     -----------
Operating loss..............................................     (820,140)     (3,188,450)
Interest income.............................................       27,900         258,816
                                                               ----------     -----------

Net loss....................................................   $ (792,240)    $(2,929,634)
                                                               ==========     ===========
Net loss per share--basic and diluted.......................   $    (0.45)    $     (0.88)
                                                               ==========     ===========
Shares used in per share calculation--basic and diluted.....    1,772,864       3,330,290
                                                               ==========     ===========
Net loss per share--pro forma basic and diluted
  (unaudited)...............................................   $    (0.12)    $     (0.26)
                                                               ==========     ===========
Shares used in per share calculation--pro forma basic and
  diluted (unaudited).......................................    6,705,378      11,091,546
                                                               ==========     ===========

                       See notes to financial statements.

                         DIRECT HIT TECHNOLOGIES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
  FOR THE PERIOD FROM INCEPTION (APRIL 27, 1998) THROUGH DECEMBER 31, 1998 AND
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                         PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                     ------------------------   -----------------------    PAID-IN       DEFERRED      ACCUMULATED
                                       SHARES       AMOUNT        SHARES       AMOUNT      CAPITAL     COMPENSATION      DEFICIT
                                     ----------   -----------   ----------   ----------   ----------   -------------   ------------
BALANCE AT INCEPTION (APRIL 27,
1998)..............................          --            --           --           --          --              --             --
  Issuance of common stock to
    founders.......................          --            --    7,849,998       $7,850    $542,150       $(550,000)            --
  Issuance of Series A preferred
    stock, net of issuance costs of
    $5,000.........................   5,187,501    $1,378,334           --           --          --              --             --
  Issuance of Series B preferred
    stock, net of issuance costs of
    $6,890.........................   1,323,912     1,993,110           --           --          --              --             --
  Exercise of stock options........          --            --    1,774,686        1,775      10,667              --             --
  Deferred compensation related to
    grant of stock options.........          --            --           --           --     180,502        (180,502)            --
  Amortization of deferred
    compensation...................          --            --           --           --          --         231,775             --
  Net loss.........................          --            --           --           --          --              --      $(792,240)
                                     ----------   -----------   ----------   ----------   ----------   ------------    -----------
BALANCE, DECEMBER 31, 1998.........   6,511,413     3,371,444    9,624,684        9,625     733,319        (498,727)      (792,240)

UNAUDITED:
  Repurchase and retirement of
    common stock, net..............          --            --      (22,500)         (23)       (577)             --             --
  Exercise of stock options........          --            --      119,864          120      36,971              --             --
  Issuance of Series C preferred
    stock, net of issuance costs of
    $20,512........................   4,431,263    26,279,468           --           --          --              --             --
  Deferred compensation related to
    grant of stock options.........          --            --           --           --   4,607,345      (4,607,345)            --
  Transfer of shares to
    employees......................          --            --           --           --     225,000              --             --
  Amortization of deferred
    compensation...................          --            --           --           --          --         601,927             --
  Net loss.........................          --            --           --           --          --              --     (2,929,634)
                                     ----------   -----------   ----------   ----------   ----------   ------------    -----------

BALANCE, SEPTEMBER 30, 1999
(Unaudited)........................  10,942,676   $29,650,912    9,722,048       $9,722   $5,602,058    $(4,504,145)   $(3,721,874)
                                     ==========   ===========   ==========   ==========   ==========   ============    ===========

                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     -------------
BALANCE AT INCEPTION (APRIL 27,
1998)..............................            --
  Issuance of common stock to
    founders.......................            --
  Issuance of Series A preferred
    stock, net of issuance costs of
    $5,000.........................    $1,378,334
  Issuance of Series B preferred
    stock, net of issuance costs of
    $6,890.........................     1,993,110
  Exercise of stock options........        12,442
  Deferred compensation related to
    grant of stock options.........            --
  Amortization of deferred
    compensation...................       231,775
  Net loss.........................      (792,240)
                                      -----------
BALANCE, DECEMBER 31, 1998.........     2,823,421
UNAUDITED:
  Repurchase and retirement of
    common stock, net..............          (600)
  Exercise of stock options........        37,091
  Issuance of Series C preferred
    stock, net of issuance costs of
    $20,512........................    26,279,468
  Deferred compensation related to
    grant of stock options.........            --
  Transfer of shares to
    employees......................       225,000
  Amortization of deferred
    compensation...................       601,927
  Net loss.........................    (2,929,634)
                                      -----------
BALANCE, SEPTEMBER 30, 1999
(Unaudited)........................   $27,036,673
                                      ===========

                       See notes to financial statements.

                         DIRECT HIT TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                PERIOD FROM
                                                                 INCEPTION
                                                              (APRIL 27, 1998)    NINE MONTHS
                                                                  THROUGH            ENDED
                                                                DECEMBER 31,     SEPTEMBER 30,
                                                                    1998             1999
                                                              ----------------   -------------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................     $  (792,240)    $ (2,929,634)
                                                                 -----------     ------------

  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................          21,665          121,390
    Equity-related compensation.............................         231,775          826,927
    Changes in operating assets and liabilities:
      Accounts receivable...................................        (162,846)        (194,392)
      Prepaid expenses and other current assets.............         (20,830)         (16,481)
      Accounts payable and accrued expenses.................          68,009          699,557
      Deferred revenue......................................          32,500          212,635
                                                                 -----------     ------------
        Total adjustments...................................         170,273        1,649,636
                                                                 -----------     ------------
        Net cash used in operating activities...............        (621,967)      (1,279,998)
                                                                 -----------     ------------

Cash flows from investing activities:
  Increase in other assets..................................         (12,535)         (14,075)
  Purchase of short term investments........................              --      (10,059,351)
  Restricted cash deposits..................................              --         (150,000)
  Purchases of property and equipment.......................        (191,711)        (942,819)
                                                                 -----------     ------------

        Net cash used in investing activities...............        (204,246)     (11,166,245)
                                                                 -----------     ------------

Cash flows from financing activities:
  Issuance of common stock upon exercise of stock options...          12,442           37,091
  Repurchase and retirement of common stock.................              --             (600)
  Issuance of Series A preferred stock......................       1,278,334               --
  Issuance of Series B preferred stock......................       1,993,110               --
  Issuance of Series C preferred stock......................              --       26,279,468
  Proceeds from issuance of note payable....................         100,000               --
                                                                 -----------     ------------

        Net cash provided by financing activities...........       3,383,886       26,315,959
                                                                 -----------     ------------

Increase in cash and cash equivalents.......................       2,557,673       13,869,716

Cash and cash equivalents, beginning of period..............              --        2,557,673
                                                                 -----------     ------------

Cash and cash equivalents, end of period....................     $ 2,557,673     $ 16,427,389
                                                                 ===========     ============

Supplemental cash flow information
  Conversion of note payable to Series A preferred stock....     $   100,000     $         --
                                                                 ===========     ============

                       See notes to financial statements.

                         DIRECT HIT TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS--Direct Hit Technologies, Inc. (the "Company") provides technology that aggregates and organizes online content to enable users to quickly find relevant and accurate information, products and services. The Company was incorporated on April 27, 1998.

    The Company has a single operating segment, aggregation and organization of online content. The Company has no organizational structure dictated by product lines, geography or customer type. Revenues have been primarily derived from popularity-based search products.

    The Company has experienced net losses since its inception and, as of September 30, 1999, had an accumulated deficit of approximately $3.7 million. Such losses and accumulated deficit resulted from both the Company's lack of substantial revenue and costs incurred in the development of the Company's service and in the establishment of the Company's Web site. For the foreseeable future, the Company expects to continue to experience significant growth in its operating expenses in order to execute its current business plan, particularly those related to sales and marketing and research and development.

    INTERIM FINANCIAL STATEMENTS (UNAUDITED)-- The financial statements as of September 30, 1999 and for the nine months then ended are unaudited. In the opinion of management, such unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results which may be expected for any other interim period or for the full year.

    PRO FORMA BALANCE SHEET (UNAUDITED)--Upon the closing of the Company's public offering, all of the outstanding shares of convertible preferred stock as of September 30, 1999, will automatically convert into approximately
10,942,676 shares of common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of all shares of convertible preferred stock into common stock at September 30, 1999. All references to pro forma information in the notes to the financial statements are unaudited.

    STOCK SPLIT--On July 9, 1999, prior to the Series C investment, the Company's Board of Directors approved a three-for-one stock split of the Company's common and preferred stock. Shareholders of record on July 14, 1999 (the record date) received two additional shares for every share held on that date. All share and per share amounts in these financial statements and notes hereto for all periods presented have been adjusted to reflect the three-for-one stock split.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS--The Company invests its cash in money market accounts and in debt securities of U.S. Government agencies and commercial paper from high quality corporate issuers. All highly liquid instruments with an original maturity of ninety days or less are considered cash equivalents and those with original maturities greater than ninety days and less than

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

one year are considered short term investments. The Company's short term investments in marketable securities are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, if any, net of tax, recorded in stockholders' equity. Such unrealized gains and losses to date have been immaterial. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities will be reported in income as incurred. At September 30, 1999, all of the Company's available-for-sale debt securities mature within one year.

    RESTRICTED CASH--The Company is required to maintain a $150,000 compensating balance with a bank to support an outstanding letter of credit which is issued in favor of the Company's landlord in lieu of a deposit on leased office space.

    REVENUE RECOGNITION--Revenues are comprised of OEM revenues and advertising revenues. OEM revenues are generated through a variety of contractual arrangements, which include per-query fees and advertising revenue sharing arrangements with OEM customers. Per-query fees are recognized in the period earned, and revenues from advertising revenue sharing arrangements are recognized in the period that the advertisement is displayed through the OEM customer's Web site. When the OEM contract calls for payments based on per-query fees, revenues are recognized based on the number of Web pages accessed as reported by the OEM customer or as determined by the Company, depending on the contract. When the OEM contract provides for minimum monthly fees, such fees are recognized monthly as earned.

    Advertising revenues are derived primarily from the sale of banner advertisements on Web pages. Revenues are recognized over the term the advertisements are displayed.

    Deferred revenue is primarily comprised of payments and billings in excess of recognized revenue relating to customer contracts.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, short term investments and accounts receivable. Substantially all of the Company's cash and cash equivalents are managed by two financial institutions. At December 31, 1998 and September 30, 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

    Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers. The Company maintains an allowance for potential credit losses. Accordingly, the Company has provided for $5,100 and $39,000 for such allowances in 1998 and 1999, respectively. The Company has not recorded any write-offs in 1998 or 1999.

    For the period from inception (April 27, 1998) through December 31, 1998, two customers accounted for 78% and 22% of total revenues and 82% and 18% of total receivables, at December 31, 1998, respectively. One customer accounted for 70% of total revenues for the nine months ended September 30, 1999. Three customers accounted for 69%, 13% and 13% of total receivables at September 30, 1999, respectively.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

    DEPRECIATION AND AMORTIZATION--Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

    INCOME TAXES--Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on currently available evidence, are not expected to be realized.

    COST OF REVENUES--Cost of revenues consist primarily of expenses associated with the ongoing maintenance and support of our products, including compensation and employee-related expenses, consulting fees, equipment costs, networking, bandwidth and other related indirect costs. The Company enters into contracts for bandwidth with third-party network providers.

    RESEARCH AND DEVELOPMENT--Research and development expenses consist primarily of compensation and employee-related expenses, equipment costs, and fees for professional services related to the continued development and enhancement of our product offerings.

    Costs incurred in the engineering and development of the Company's product are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter.

    The Company also has incurred expenditures on software used to both facilitate internal processes and create and maintain its Web site. The Company has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for, and capitalized under SFAS No. 86 and SOP 98-1, have been insignificant to date.

    ADVERTISING COSTS--Advertising costs are recorded as sales and marketing expense as incurred. Advertising expenses for the period from inception (April 27, 1998) through December 31, 1998 and for the nine months ended September 30, 1999 were $0 and $183,696, respectively.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized on a straight line basis over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price.

    EARNINGS PER SHARE--Basic net loss per share is computed using the weighted average number of common shares outstanding during the period adjusted for those restricted shares that are contingently returnable. Diluted net loss per share is computed using the weighted average number of common

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (CONTINUED)

shares outstanding during the period, plus the dilutive effect of potential common stock. Potential common stock consists of convertible preferred stock, restricted common stock that is contingently returnable, and stock options. For the period from inception (April 27, 1998) to December 31, 1998 and for the nine months ended September 30, 1999, options to purchase 72,510 and 1,204,646 shares of common stock, respectively, restricted common stock of 7,071,093 and 5,498,565 shares, respectively, that is contingently returnable and preferred stock convertible into 6,511,413 and 10,942,676 shares of common stock, respectively, were excluded from the calculation since their inclusion would be antidilutive.

    Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

    The following is a calculation of pro forma net loss per share (unaudited):

                                                   PERIOD FROM
                                                    INCEPTION          NINE MONTHS
                                                 (APRIL 27, 1998)         ENDED
                                               THROUGH DECEMBER 31,   SEPTEMBER 30,
                                                       1998               1999
                                               --------------------   -------------
Basic and diluted:
Net loss.....................................       $ (792,240)       $ (2,929,634)
                                                    ==========        ============
Weighted average number of common shares.....        1,772,864           3,330,290
Weighted average assumed number of common
  shares upon conversion of preferred
  stock......................................        4,932,514           7,761,256
                                                    ----------        ------------
Total weighted average number of shares used
  in
  computing pro forma net loss per share.....        6,705,378          11,091,546
                                                    ==========        ============
Basic and diluted pro forma net loss per
  common share...............................       $    (0.12)       $      (0.26)
                                                    ==========        ============

    FINANCIAL INSTRUMENTS--The Company's financial instruments include cash, accounts receivable, accounts payable and accrued expenses. At December 31, 1998 and September 30, 1999, the fair values of these instruments approximated their financial statement carrying amounts.

    COMPREHENSIVE INCOME--Comprehensive loss is the same as net loss for all periods presented.

    NEW ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company has evaluated the impact of adopting SFAS No. 133 and, based on its current business activities, believes that it will not have a material effect on its financial statements.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

2. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                          ESTIMATED
                                            USEFUL     DECEMBER 31,   SEPTEMBER 30,
                                            LIVES          1998           1999
                                          ----------   ------------   -------------
Property and equipment:
  Computer equipment and software.......     3 years     $149,298      $1,010,172
  Furniture and fixtures................     7 years       39,788          82,907
  Office equipment......................     5 years        2,625          28,163
  Leasehold improvements................  lease term           --          13,288
                                          ----------     --------      ----------

    Total...............................                  191,711       1,134,530
Less accumulated depreciation...........                  (21,665)       (143,055)
                                                         --------      ----------

Property and equipment, net.............                 $170,046      $  991,475
                                                         ========      ==========

3. COMMITMENTS

    The Company leases office space under operating leases expiring through October 2002. Certain of the leases contain renewal options. Some of the leases provide for increasing rents over the terms of the leases; total rent under these leases is being spread ratably over the lease terms. The Company has sublet certain office space over the remainder of its lease term at an amount that approximates the Company's obligation under the lease.

    Total rent expense was $32,417 for the period from inception (April 27, 1998) through December 31, 1998, and $154,421 for the nine months ended September 30, 1999. Rental income from the sublease amounted to $15,424 for the nine months ended September 30, 1999 and is recorded, net of expense, in general and administrative expense.

    Future minimum annual lease payments under noncancelable operating leases, net of sublease income, as of September 30, 1999 are as follows:

1999 (Remainder of year)....................................  $119,986
2000........................................................   747,173
2001........................................................   752,846
2002........................................................   406,195

4. PREFERRED STOCK

    CONVERTIBLE PREFERRED STOCK--The authorized preferred stock of the Company consists of 10,942,678 shares of preferred stock with a par value of $0.001, of which 5,187,501 shares are designated as Series A convertible preferred stock ("Series A preferred stock"), 1,323,912 shares are designated as Series B convertible preferred stock ("Series B preferred stock"), and 4,431,265 shares are designated as Series C convertible preferred stock ("Series C preferred stock").

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

4. PREFERRED STOCK (CONTINUED)

    SERIES A CONVERTIBLE PREFERRED STOCK--On May 22, 1998, the Company issued 5,187,501 shares of Series A preferred stock at $0.2667 per share to investors for total consideration, including the conversion of two 8% promissory notes amounting to $100,000, of $1,378,334 (net of offering costs of $5,000). The Series A preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series A preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series A preferred stock convert. The Series A preferred stock earns non-cumulative dividends when and if declared in the amount of $0.0213 per share. Upon liquidation, after setting apart or paying in full the preferential amounts due the holders of Series C preferred stock, holders of Series A preferred stock are entitled to receive, out of funds then generally available, in conjunction with holders of Series B preferred stock and prior to any payment with respect to the holders of common stock, $0.2667 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the Series A preferred stock is subordinate, holders of Series A preferred stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

    SERIES B CONVERTIBLE PREFERRED STOCK--On November 12, 1998, the Company issued 1,323,912 shares of Series B preferred stock at $1.51067 per share to investors for total consideration of $1,993,110 (net of offering costs of $6,890). The Series B preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series B preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series B preferred stock convert. The Series B preferred stock earns non-cumulative dividends when and if declared in the amount of $0.121 per share. Upon liquidation, after setting apart or paying in full the preferential amounts due the holders of Series C preferred stock, holders of Series B preferred stock are entitled to receive, out of funds then generally available, in conjunction with holders of Series A preferred stock and prior to any payment with respect to the holders of common stock, $1.51067 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the Series B preferred stock is subordinate, holders of Series B preferred stock are then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

    In addition, as long as any shares of Series B preferred stock are outstanding, the Company shall not, without first obtaining approval by vote or written consent of the holders of at least a majority of the total number of shares of Series B preferred stock outstanding, voting together as a class, undertake or effect any reorganization event (as defined) in which the value of the consideration to be received per share of Series B preferred stock in such transaction is less than 150% percent of the original Series B issue price of $1.51067 per share.

    SERIES C CONVERTIBLE PREFERRED STOCK--On July 16, 1999, the Company issued 4,431,263 shares of Series C preferred stock at $5.9351 per share to investors for total consideration of $26,279,468 (net of offering costs of $20,512). The Series C preferred stock is convertible into common stock, on a one-for-one basis, at any time by the holders. The holders of the Series C preferred stock have voting rights equivalent to the number of shares of common stock into which their shares of Series C preferred stock convert. The Series C preferred stock earns non-cumulative dividends when declared in the amount of $0.4748 per share. Upon liquidation, holders of Series C preferred stock are entitled to receive, out of funds then generally available, dividends previously declared or accrued and a per share

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

4. PREFERRED STOCK (CONTINUED)

amount as follows: i) $8.90265 per share if the consideration received in a liquidation is $2.99 per fully diluted share of common stock or less;
ii) $10.386425 per share if the consideration received in a liquidation is between $3.00 and $8.96 per fully diluted share of common stock; iii) $11.8702 per share if the consideration received in a liquidation is between $8.97 and $11.96 per fully diluted share of common stock or; iv) $5.9351 per share if the consideration received in a liquidation is over $11.96 per fully diluted share of common stock.

    AUTOMATIC CONVERSION--The preferred stock will automatically be converted into shares of common stock upon the closing of a public offering of common stock at an offering price of at least $11.8702 per share that values the Company at not less than $253 million and results in gross proceeds to the Company of at least $20 million.

5. COMMON STOCK

    The Company's Certificate of Incorporation was amended on July 14, 1999 to increase the number of authorized shares of common stock from 10,000,000 to 35,000,000 shares.

    The Company's Certificate of Incorporation precludes the payment of dividends to shareholders of common stock so long as any shares of Series A, B or C preferred stock are issued and outstanding.

    FOUNDERS SHARES--On April 28, 1998, the Company issued to the two founders of the Company 2,943,750 and 4,906,248 shares of restricted common stock (the "Founders Shares"), respectively, at a per share price of $0.0003.

    The Founder Stock Purchase Agreement relating to 2,943,750 shares of common stock provided for vesting of 10% of the shares upon the issuance of the Series A Preferred Stock and the remaining 90% vest ratably over four years.

    The Founder Stock Purchase Agreement relating to 4,906,248 shares of common stock were issued to a founder as part of the initial capitalization of the Company including his contribution and development of certain technology pursuant to the terms of an Exclusive Patent License Agreement. Upon issuance of the Series A Preferred Stock 25% of his shares became immediately vested. The remaining balance of these Founders Shares vest ratably over four years. On
July 6, 1999, the founder transferred 60,000 of his restricted Founders Shares to two employees for past services rendered. The fair value of these shares, approximating $225,000, was charged to expense.

    The Company has determined that the measurement date for the Founders Shares coincided with the issuance of the Series A preferred stock. The Company has recognized deferred compensation of $550,000, based on the fair value of the common shares on that day, to be amortized over the vesting period. Accordingly, the Company has recorded compensation expense of approximately $174,000 and $83,000 for the period from inception (April 27, 1998) through December 31, 1998 and the nine months ended September 30, 1999, respectively.

    The Company has the right to repurchase unvested shares at the amount paid. The Company's right to repurchase the unvested shares terminates if the founder is terminated by the Company without cause, upon a change in control or upon the effectiveness of the Company's initial public offering.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    Restricted shares include the Founders Shares and shares purchased pursuant to the Company's 1998 and 1998-A Stock Option Plans (the "Option Plans").

    Restricted shares activity since inception follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                         NUMBER OF    PURCHASE
                                                           SHARES      PRICE
                                                         ----------   --------
Outstanding at inception (April 27, 1998)..............          --        --
  Issued for Founders Shares and stock option
    exercises..........................................   9,624,684    $0.001
  Repurchased..........................................          --        --
  Lapse of restriction due to vesting..................  (2,553,591)    0.001
                                                         ----------

Outstanding at December 31, 1998.......................   7,071,093     0.001
  Issued for stock option exercises....................     119,864     0.291
  Repurchased..........................................     (45,000)   (0.027)
  Issued from treasury shares..........................      22,500     0.027
  Lapse of restriction due to vesting..................  (1,669,892)    0.003
                                                         ----------

Outstanding at September 30, 1999......................   5,498,565    $0.005
                                                         ==========    ======

    STOCK OPTIONS--The Company's Option Plans initially provided for the granting of stock options to purchase up to 1,962,501 shares of the Company's common stock. In 1998, the Company's shareholders ratified and approved to increase the number of shares available for grant by 225,000 to a total of 2,187,501 for the Option Plans. In 1999 the Company's shareholders ratified and approved to increase the number of shares available for grant by 1,600,000, to a total of 3,787,501 for the Option Plans. Options may be granted to employees, officers, directors and consultants of the Company with terms of up to 10 years. The options can be granted at such prices and vesting schedules as the Board of Directors (the "Board") may determine; however ISO's cannot be granted at less than 100% and nonqualified options cannot be granted at less than 85% of the stock's fair market value at the date of grant.

    Options generally vest over 48 months as follows: (i) 25% 12 months from the date of grant and (ii) the remaining 75% thereafter at 2.0833% per month. In the event of a change of control of the Company (as defined in the Option Plan), the vesting of 25% of the remaining unvested shares will automatically be accelerated.

    Generally, the Option Plans provide that the Option holders may exercise their stock options immediately. Shares issued upon exercise of such options are restricted and continue to vest under the terms of the option agreement.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    Stock option activity since inception is as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                         NUMBER OF    EXERCISE
                                                           SHARES      PRICE
                                                         ----------   --------
Outstanding at inception...............................          --       --
  Granted..............................................   1,929,373    $0.02
  Exercised............................................  (1,774,687)    0.01
  Canceled, forfeited or expired.......................     (82,176)    0.27
                                                         ----------    -----

Outstanding and exercisable, December 31, 1998.........      72,510     0.10
  Granted..............................................   1,274,500     1.37
  Exercised............................................    (142,364)    0.25
  Canceled, forfeited or expired.......................          --       --
                                                         ----------    -----

Outstanding and exercisable, September 30, 1999........   1,204,646    $1.43
                                                         ==========    =====

    Included in options granted for the period from inception (April 27, 1998) through December 31, 1998, and the nine months ended September 30, 1999 are 109,062 and 86,000 options, respectively, granted to consultants. Compensation expense is being recognized over the vesting period based on fair value pursuant to SFAS No. 123 and EITF No. 96-18. Total expense for the period from inception (April 27, 1998) through December 31, 1998, and the nine months ended
September 30, 1999 related to these options is approximately $36,000 and $322,000, respectively.

    For financial reporting purposes, the deemed fair value of the common stock at the dates of stock option grants to employees resulted in deferred compensation of approximately $122,000 for the period from inception (April 27, 1998) through December 31, 1998 and approximately $3,789,000 for the nine months ended September 30, 1999. These charges are being recognized ratably over the vesting period. Compensation expense for options to employees was approximately $22,000 for the period from inception (April 27, 1998) through December 31, 1998 and approximately $197,000 for the nine months ended September 30, 1999.

    The weighted average fair value of options granted for the period from inception (April 27, 1998) through December 31, 1998 and the nine months ended September 30, 1999 was $0.07 and $2.85, respectively.

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

5. COMMON STOCK (CONTINUED)

    The following table summarized information about stock options outstanding at September 30, 1999:

                                                                                           VESTED
                                                  WEIGHTED                        -------------------------
                                                   AVERAGE         WEIGHTED                        WEIGHTED
                                 NUMBER           REMAINING        AVERAGE                         AVERAGE
           EXERCISE            OF OPTIONS        CONTRACTUAL       EXERCISE         NUMBER         EXERCISE
            PRICES             OUTSTANDING          LIFE            PRICE         OF OPTIONS        PRICE
       -----------------       -----------       -----------       --------       ----------       --------
                   $0.03            3,000             8.76           $0.03           3,000           $0.03
                    0.17          229,500             9.36            0.17           4,835            0.17
                    0.30          112,500             9.59            0.30              --              --
                    0.45          108,000             9.76            0.45              --              --
                    1.78          325,646             9.85            1.78           8,135            1.78
                    2.30          338,000             9.92            2.30              --              --
                    2.82           88,000             9.96            2.82              --              --
       -----------------        ---------          -------         -------         -------         -------
             $0.03--2.82        1,204,646             9.75           $1.43          15,970           $0.96
       =================        =========          =======         =======         =======         =======

    The weighted average remaining contractual life of the options at December 31, 1998 was 9.75 years.

    Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. For purposes of determining the disclosure required by SFAS No. 123, the minimum value method was used with the following assumptions: expected life, 5 years and a risk-free rate of return of 5.5%. If the computed fair values of the 1999 and 1998 awards had been amortized to expense over the vesting period, pro forma net loss would have been as follows:

                                                      PERIOD FROM
                                                       INCEPTION
                                                    (APRIL 27, 1998)   NINE MONTHS
                                                        THROUGH           ENDED
                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998            1999
                                                    ----------------  -------------
Net loss as reported..............................     $(792,240)      $(2,929,634)
Net loss pro forma................................     $(811,187)      $(3,071,890)

                         DIRECT HIT TECHNOLOGIES, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 IS UNAUDITED.)

6. INCOME TAXES

    The components of the Company's net deferred tax assets consisted of the following:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Current assets:
  Deferred compensation.....................................    $  95,028
  Research and development credits..........................       30,553
                                                                ---------
                                                                  125,581
                                                                ---------

Long-term assets (liabilities):
  Net operating loss carryforwards..........................      319,035
  Depreciation..............................................       (2,499)
                                                                ---------
                                                                  316,536
                                                                ---------

Net deferred tax assets before valuation allowance..........      442,117

Less: valuation allowance...................................     (442,117)
                                                                ---------

Net deferred tax assets.....................................    $      --
                                                                =========

    A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, because of the Company's limited operating history, management has provided a valuation allowance for the full amount of the deferred tax asset due to the uncertainty of realization.

    The Company has available for future periods federal and state tax net operating loss carryforwards and research and development credits of approximately $792,000 and $31,000, respectively, as of December 31, 1998. The net operating loss carryforwards expire beginning in 2013 and 2003 for federal and state tax purposes, respectively. The federal research and development credits begin to expire in 2013. The Company did not pay any income taxes in 1998.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

7. BENEFIT PLAN

    The Company maintains a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 20% of his or her annual compensation to the Plan. The Company does not match employee contributions. Under the Plan, all participants are fully vested and all benefits and accounts can not be forfeited for any reason.

                                   * * * * *

                            [DESCRIPTION OF ARTWORK]

[Inside back cover of Prospectus:

        The inside back cover includes a number of screen shots depicting the application of our products and services at our OEM customer Web sites and at our own destination site at www.directhit.com.

        Screen shot of default popularity-based search results at an OEM customer Web site highlighting the default popularity-based, Direct Hit-branded search results.

        Screen shot of button-model popularity-based search results at an OEM customer Web site highlighting the Direct Hit-branded "Top 10 Results" link.

        Screen shot of Related Searches at an OEM customer Web site highlighting the Direct Hit-branded Related Searches.

        Screen shot of Personalized Search at our own destination site.

        Screen shot of Directory-based Search at an OEM customer Web site highlighting the Direct Hit-branded Directory-based Search.

        Screen shot of our Popularity-based Shopping Product at an OEM customer Web site highlighting the Direct Hit-branded Popularity-based Shopping Product.]

[Logo outside back cover of prospectus: Company logo.]

                         DIRECT HIT TECHNOLOGIES, INC.
                                     (LOGO)

    UNTIL             (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1999

                      [DIRECT HIT TECHNOLOGIES, INC. LOGO]

                                        SHARES

                                  COMMON STOCK

    Direct Hit Technologies, Inc. is offering       shares of its common stock.
This is our initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DHIT." We anticipate that the
initial public offering price will be between $         and $         per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ---------
Public Offering Price.......................................  $           $
Underwriting Discounts and Commissions......................  $           $
Proceeds to Direct Hit......................................  $           $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an
additional       shares of common stock to cover over-allotments.
                            ------------------------

ROBERTSON STEPHENS INTERNATIONAL

          THOMAS WEISEL PARTNERS LLC

                     SOUNDVIEW TECHNOLOGY GROUP

                               WIT CAPITAL CORPORATION

               The date of this prospectus is             , 2000

                                  UNDERWRITING

UNDERWRITING AGREEMENT

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Thomas Weisel Partners LLC, SoundView Technology Group, Inc. and Wit Capital Corporation, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
U.S. UNDERWRITERS                                             OF SHARES
-----------------                                             ---------
FleetBoston Robertson Stephens Inc..........................
Thomas Weisel Partners LLC..................................
SoundView Technology Group, Inc.............................
Wit Capital Corporation.....................................
INTERNATIONAL UNDERWRITERS
BancBoston Robertson Stephens International Limited.........
Thomas Weisel Partners LLC..................................
SoundView Technology Group, Inc.............................
Wit Capital Corporation.....................................
  Total.....................................................
                                                               =======

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a
concession of not in excess of $      per share, of which $      may be
reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in the price will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to       additional shares of common stock at the same price per
share as we will receive for the       shares that the underwriters have agreed
to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in
connection with the sale of the       shares of common stock offered by this
prospectus.

    UNDERWRITING DISCOUNTS AND COMMISSIONS. The following table shows the estimated per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                          WITHOUT            WITH
                                              PER      OVER-ALLOTMENT   OVER-ALLOTMENT
                                             SHARE         OPTION           OPTION
                                            --------   --------------   --------------
Assumed public offering price.............
Estimated underwriting discounts and
  commissions.............................
Estimated proceeds, before expenses, to
  us......................................

    The expenses of the offering payable by us are estimated at $           .
FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on       , 2000.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    FUTURE SALES. All of our executive officers, directors and stockholders have agreed, during the period of 180 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson
Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans. See "Shares Eligible for Future Sale."

    LISTING. We have applied for approval for the quotation of our common stock on the Nasdaq National Market under the symbol "DHIT."

    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to five percent of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to Direct Hit. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

    STABILIZATION. The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    SERIES C PREFERRED STOCK INVESTMENT. On July 16, 1998, two limited partnerships affiliated with FleetBoston Robertson Stephens, Inc. purchased an aggregate of 84,245 shares of our series C preferred stock for aggregate consideration of $500,003. Each share of series C preferred stock will convert into one share of our common stock upon completion of this offering.

    THOMAS WEISEL PARTNERS LLC. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead-manager or co-manager on 100 filed public offerings of equity securities, of which 79 have been completed, and has acted as a syndicate member in an additional 54 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

    WIT CAPITAL CORPORATION. Wit Capital Corporation, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 170 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with us or any of our founders or significant stockholders.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee........................................  $   15,180*
NASD filing fee.............................................       6,250*
Nasdaq National Market listing fee..........................      75,000*
Printing and engraving expenses.............................     125,000*
Legal fees and expenses.....................................     400,000*
Accounting fees and expenses................................     275,000*
Blue Sky fees and expenses (including legal fees)...........      10,000*
Transfer agent and registrar fees and expenses..............      10,000*
Miscellaneous...............................................      83,570*
                                                              ----------
    Total...................................................  $1,000,000*
                                                              ----------

------------------------

*   Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and our charter and bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our charter and bylaws filed as Exhibits 3.1 through 3.4 to this registration statement.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 to this registration statement.

    In addition, we have an existing directors and officers liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our inception on April 27, 1998, we have issued the following securities that were not registered under the Securities Act:

    (A) ISSUANCES OF CAPITAL STOCK.

    In April 1998, we issued and sold 7,849,998 shares of common stock to two investors for an aggregate purchase price of $2,617.

    In May 1998, we issued and sold 5,187,501 shares of series A preferred stock to four investors for an aggregate purchase price of $1,383,334.

    In November 1998, we issued and sold 1,323,912 shares of series B preferred stock to five investors for an aggregate purchase price of $1,999,997.

    In July 1999, we issued and sold 4,431,263 shares of series C preferred stock to 20 investors for an aggregate purchase price of $26,299,981.

    No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act (and/or
Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering.

    (B) GRANTS AND EXERCISES OF STOCK OPTIONS.

    Since the inception of our company on April 27, 1998, we have granted stock options to purchase 3,345,696 shares of common stock with exercise prices ranging from $0.001 to $3.34 per share, to employees, directors and consultants pursuant to our 1998 Stock Option Plan and 1998-A Stock Option Plan. Of these options, 1,996,894 have been exercised for an aggregate consideration of $335,737.56 as of November 30, 1999. The issuance of common stock upon exercise of the options was exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS:

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement.
  3.1                   Second Amended and Restated Certificate of Incorporation of
                        the Registrant (currently in effect).
  3.2*                  Form of Third Amended and Restated Certificate of
                        Incorporation of the Registrant (to be filed upon the
                        closing of the offering).
  3.3                   Amended and Restated Bylaws of the Registrant (currently in effect).
  3.4                   Form of Second Amended and Restated Bylaws of the Registrant
                        (to take effect as of the effective date of the registration statement).
  4.1*                  Specimen Certificate for shares of the Registrant's Common
                        Stock.
  4.2                   Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibits 3.1 and 3.2).
  5.1*                  Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1+                  1998-A Stock Option Plan.
 10.2*+                 2000 Stock Option and Incentive Plan.
 10.3*+                 2000 Employee Stock Purchase Plan.
 10.4                   Lease Agreement dated April 30, 1998 with Wellplay
                        Associates Limited Partnership or office space located at
                        386 Washington Street, 2(nd) Floor, Wellesley,
                        Massachusetts.
 10.5                   Lease Agreement dated October 3, 1998 with Wayne Realty
                        Trust for office space located at 888 Worcester Street,
                        Wellesley, Massachusetts.
 10.6                   Sublease Agreement with The Mathworks, Inc. dated November
                        5, 1999, for office space located at 24 Prime Parkway,
                        Natick, Massachusetts.
 10.7                   Second Amended and Restated Rights Agreement dated as of
                        July 16, 1999.
 10.8                   Exclusive Patent License Agreement with Gary Culliss and
                        Draper Fisher Associates Fund IV, LP dated May 22, 1998.
 10.9                   First Amendment, dated November 11, 1998, to the Exclusive
                        Patent License Agreement with Gary Culliss and Draper Fisher
                        Associates Fund IV, LP dated May 22, 1998.

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
 10.10                  Second Amendment, dated July 16, 1999, to the Exclusive
                        Patent License Agreement with Gary Culliss and Draper Fisher
                        Associates Fund IV, LP dated May 22, 1998.
 10.11                  Noncompetition Agreement with Michael Cassidy dated as of
                        July 16, 1999.
 10.12                  Noncompetition Agreement with Gary Culliss dated as of July
                        16, 1999.
 10.13                  Noncompetition Agreement with David Parker dated as of July
                        16, 1999.
 23.1*                  Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                        Exhibit 5.1).
 23.2                   Consent of Deloitte & Touche LLP.
 24.1                   Power of Attorney (contained on page II-4).
 27.1                   Financial Data Schedule.

------------------------

*   TO BE FILED BY AMENDMENT.

+ INDICATES A MANAGEMENT CONTRACT OR ANY COMPENSATORY PLAN, CONTRACT OR ARRANGEMENT.

    (B) FINANCIAL STATEMENT SCHEDULES.

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wellesley, Massachusetts on December 22, 1999.

                                                       DIRECT HIT TECHNOLOGIES, INC.

                                                       By:  /s/ MICHAEL CASSIDY
                                                            -----------------------------------------
                                                            Michael Cassidy
                                                            PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                            DIRECTOR

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Direct Hit Technologies, Inc. (the "Company"), hereby severally constitute and appoint Michael Cassidy and John McDonough, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

                  SIGNATURE                                  TITLE                         DATE
                  ---------                                  -----                         ----
/s/ MICHAEL CASSIDY                            President, Chief Executive Officer
------------------------------------             and Director                        December 22, 1999
Michael Cassidy

/s/ JOHN MCDONOUGH                             Executive Vice President, Chief
------------------------------------             Operating Officer, Chief            December 22, 1999
John McDonough                                   Financial Officer, and Treasurer

/s/ GARY CULLISS                               Chief Technology Officer,
------------------------------------             Secretary and Chairman              December 22, 1999
Gary Culliss

                  SIGNATURE                                  TITLE                         DATE
                  ---------                                  -----                         ----
/s/ ROB CHANDRA                                Director
------------------------------------                                                 December 22, 1999
Rob Chandra

/s/ JONATHAN GOLDSTEIN                         Director
------------------------------------                                                 December 22, 1999
Jonathan Goldstein

/s/ VERNON LOBO                                Director
------------------------------------                                                 December 20, 1999
Vernon Lobo

/s/ WARREN PACKARD                             Director
------------------------------------                                                 December 19, 1999
Warren Packard

/s/ MICHAEL SANTULLO                           Director
------------------------------------                                                 December 20, 1999
Michael Santullo

                                 EXHIBIT INDEX

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
  1.1*                  Form of Underwriting Agreement.
  3.1                   Second Amended and Restated Certificate of Incorporation of
                        the Registrant (currently in effect).
  3.2*                  Form of Third Amended and Restated Certificate of
                        Incorporation of the Registrant (to be filed upon the
                        closing of the offering).
  3.3                   Amended and Restated Bylaws of the Registrant (currently in effect).
  3.4                   Form of Second Amended and Restated Bylaws of the Registrant
                        (to take effect as of the effective date of the registration statement).
  4.1*                  Specimen Certificate for shares of the Registrant's Common
                        Stock.
  4.2                   Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibits 3.1 and 3.2).
  5.1*                  Legal Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1+                  1998-A Stock Option Plan.
 10.2*+                 2000 Stock Option and Incentive Plan.
 10.3*+                 2000 Employee Stock Purchase Plan.
 10.4                   Lease Agreement dated April 30, 1998 with Wellplay
                        Associates Limited Partnership or office space located at
                        386 Washington Street, 2(nd) Floor, Wellesley,
                        Massachusetts.
 10.5                   Lease Agreement dated October 3, 1998 with Wayne Realty
                        Trust for office space located at 888 Worcester Street,
                        Wellesley, Massachusetts.
 10.6                   Sublease Agreement with The Mathworks, Inc. dated November
                        5, 1999, for office space located at 24 Prime Parkway,
                        Natick, Massachusetts.
 10.7                   Second Amended and Restated Rights Agreement dated as of
                        July 16, 1999.
 10.8                   Exclusive Patent License Agreement with Gary Culliss and
                        Draper Fisher Associates Fund IV, LP dated May 22, 1998.
 10.9                   First Amendment, dated November 11, 1998, to the Exclusive
                        Patent License Agreement with Gary Culliss and Draper Fisher
                        Associates Fund IV, LP dated May 22, 1998.
 10.10                  Second Amendment, dated July 16, 1999, to the Exclusive
                        Patent License Agreement with Gary Culliss and Draper Fisher
                        Associates Fund IV, LP dated May 22, 1998.
 10.11                  Noncompetition Agreement with Michael Cassidy dated as of
                        July 16, 1999.
 10.12                  Noncompetition Agreement with Gary Culliss dated as of July
                        16, 1999.
 10.13                  Noncompetition Agreement with David Parker dated as of July
                        16, 1999.
 23.1*                  Consent of Testa, Hurwitz & Thibeault, LLP (contained in
                        Exhibit 5.1).
 23.2                   Consent of Deloitte & Touche LLP.
 24.1                   Power of Attorney (contained on page II-4).
 27.1                   Financial Data Schedule.

------------------------

*   TO BE FILED BY AMENDMENT.

+ INDICATES A MANAGEMENT CONTRACT OR ANY COMPENSATORY PLAN, CONTRACT OR ARRANGEMENT.